                                                                   EXHIBIT 4.1
                                                                EXECUTION COPY


=============================================================================


                         SECOND AMENDED AND RESTATED
                               CREDIT AGREEMENT



                                 Dated as of



                               October 10, 1997



                                    among


                        LANDSTAR SYSTEM HOLDINGS, INC.

                            LANDSTAR SYSTEM, INC.

                           The Subsidiaries of the
                         Borrow Signatories Hereto

                             The Several Lenders
                       from Time to Time Parties Hereto


                                     and


                          THE CHASE MANHATTAN BANK,
                           as Administrative Agent

                          ==========================


                            CHASE SECRUITIES INC.,
                                 as Arranger

                              TABLE OF CONTENTS


                                                                          PAGE

SECTION I.         DEFINITIONS

     1.1           Defined Terms                                             1
     1.2           Other Definitional Provisions                            17

SECTION II.        AMOUNT AND TERMS OF COMMITMENTS                          18

     2.1           Revolving Credit Commitments                             18
     2.2           Revolving Credit Notes                                   18
     2.3           Procedure for Revolving Credit Borrowing                 19
     2.4           Commitment Fee                                           21
     2.5           Optional termination or Reduction of Commitments         21
     2.6           Swing Line Commitments                                   21
     2.7           Conversion and Continuation Options                      23
     2.8           Minimum Amounts and Maximum Number of Tranches           24
     2.9           Interest Rates and Payment Dates                         24
     2.10          Computation of Interest and Fees                         24
     2.11          Inability to determine Interest Rate                     25
     2.12          Pro Rata Treatment and Payments                          25
     2.13          Illegality                                               26
     2.14          Requirements of Law                                      27
     2.15          Taxes                                                    28
     2.16          Indemnity                                                31
     2.17          Certain Exclusions                                       31
     2.18          Replacement of Lender                                    31

SECTION III.       LETTERS OF CREDIT

     3.1           L/C Commitment                                           32
     3.2           Procedure for Issuance of Letters of Credit              32
     3.3           Fees, Commissions and Other Charges                      32
     3.4           L/C Participations                                       33
     3.5           Reimbursement Obligation                                 34
     3.6           Obligations Absolute                                     34
     3.7           Letter of Credit Payments                                35
     3.8           Application                                              35

SECTION IV.        REPRESENTATIONS AND WARRANTIES                           35

     4.1           Financial Conditions                                     35
     4.2           No Change                                                36
     4.3           Corporate Existence; Compliance with Law                 36
     4.4           Corporate Power; Authorization; Enforceable Obligations  36
     4.5           No Legal Bar                                             37
     4.6           No Material Litigation                                   37
     4.7           No Default                                               37
     4.8           Ownership of Property; Liens                             37
     4.9           Intellectual Property                                    37
     4.10          No Burdensome Restrictions                               37
     4.11          Taxes                                                    37

     4.12          Federal Regulations                                     38
     4.13          ERISA                                                   38
     4.14          Investment Company Act; Other Regulations               38
     4.15          Subsidiaries                                            38
     4.16          Purpose of Loans                                        38
     4.17          Environmental Matters                                   39

SECTION V.         CONDITIONS PRECEDENT                                    40

     5.1           Conditions to Effectiveness                             40
     5.2           Conditions to Each Tranche B Loan                       43
     5.3           Conditions to Each Extension of Credit                  44

SECTION VI.        AFFIRMATIVE COVENANTS                                   45

     6.1           Financial Statements                                    45
     6.2           Certificates; Other Information                         46
     6.3           Payments of Obligations                                 47
     6.4           Conduct of Business and Maintenance of Existence        47
     6.5           Maintenance of Property; Insurance                      47
     6.6           Inspection of Property                                  47
     6.7           Notices                                                 47
     6.8           Environmental Laws                                      48
     6.9           Additional Subsidiaries                                 49

SECTION VII.       NEGATIVE COVENANTS                                      49

     7.1           Financial Condition Covenants                           49
     7.2           Limitation on Indebtedness                              50
     7.3           Limitation on Liens                                     52
     7.4           Limitation on Guarantee Obligations                     54
     7.5           Limitation on Fundamental Changes                       55
     7.6           Limitation on Sale of Assets                            55
     7.7           Limitation on Leases                                    56
     7.8           Limitation on Dividends                                 56
     7.9           Limitation on Capital Expenditures                      57
     7.10          Limitation on Investments, loans and Advances           58
     7.11          Limitation on Optional Payments and Modifications of
                       Debt Instruments                                    59
     7.12          Limitation on Transactions with Affiliates              60
     7.13          Limitation on Sales and Leasebacks                      60
     7.14          Limitation on Changes in Fiscal year                    60
     7.15          Limitation on Negative Pledge Clauses                   60
     7.16          Limitation on Lines of Business                         60
     7.17          Limitation on Formation of Subsidiaries                 61
     7.18          Limitation on Non-Guarantor Subsidiaries                61

SECTION VIII.      EVENTS OF DEFAULT                                       61

SECTION IX.        THE ADMINISTRATIVE AGENT                                64

     9.1           Appointment                                             64
     9.2           Delegation of Duties                                    65
     9.3           Exculpatory Provisions                                  65
     9.4           Reliance by Administrative Agent                        65

     9.5           Notice of Default                                       66
     9.6           Non-Reliance on Administrative Agent and Other Lenders  66
     9.7           Indemnification                                         66
     9.8           Administrative Agent in Its Individual Capacity         67
     9.9           Successor Administrative Agent                          67

SECTION X          MISCELLANEOUS                                           67

     10.1          Amendments and Waivers                                  67
     10.2          Notices                                                 68
     10.3          No waiver; Cumulative Remedies                          69
     10.4          Survival of Representations and Warranties              69
     10.5          Payment of expenses and Taxes                           69
     10.6          Successors and Assigns; participations and Assignments  70
     10.7          Adjustments; Set-off                                    72
     10.8          Counterparts                                            73
     10.9          Severability                                            73
     10.10         Integration                                             73
     10.11         GOVERNING LAW                                           73
     10.12         Submission To Jurisdiction; Waivers                     73
     10.13         Acknowledgments                                         74
     10.14         WAIVERS OF JURY TRIAL                                   74
     10.15         Confidentiality                                         75
     10.16         Matters Relating to insurance Subsidiary                75



SCHEDULES

Schedule 1.1(a)    Commitments                                             79
Schedule 1.1(b)    Subsidiary Guarantors                                   81
Schedule 1.1(c)    Pricing Grids                                           82
Schedule 4.15      Subsidiaries                                            83
Schedule 7.2       Existing Indebtedness                                   85
Schedule 7.3       Existing Liens                                          86
Schedule 7.4       Existing Guarantee Obligations                          87



EXHIBITS

Exhibit A-1        Form of Tranche A Revolving Credit Note                 88
Exhibit A-2        Form of Tranche B Revolving Credit Note                 92
Exhibit B          Form of Swing Line Note                                 96
Exhibit C-1        Form of Second Amended and Restated Parent Guarantee    99
Exhibit C-2        Form of Second Amended and Restated Subsidiaries
                        Guarantee                                         106
Exhibit C-3        Form of L/C Guarantee                                  116
Exhibit D          Form of Borrowing Certificate                          123
Exhibit E-1        Form of Opinion of Debevoise & Plimpton                124
Exhibit E-2        Form of Opinion of Borrower Counsel                    130
Exhibit F          Form of Assignment and Acceptance                      135

                SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 10, 1997, among Landstar System Holdings, Inc., a Delaware corporation (the "Borrower"), Landstar System, Inc., a Delaware corporation (the "Parent"), the Subsidiaries of the Borrower which are signatories hereto, the several banks and other financial institutions from time to time parties to this Agreement (such banks and other financial institutions other than the Exiting Lenders (as defined below), the "Lenders") and The Chase Manhattan Bank ("Chase"), as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").


                             W I T N E S S E T H :


                WHEREAS, the Borrower, the Parent, certain lenders (the "Existing Lenders") and the Administrative Agent are parties to the Amended and Restated Credit Agreement, dated as of October 7, 1994, as amended (the "Existing Credit Agreement"); and

                WHEREAS, the Borrower, the Administrative Agent, the Existing Lenders that will have commitments hereunder (the "Continuing Lenders"), the Existing Lenders that will not have commitments hereunder (the "Exiting Lenders") and certain additional lenders signatories hereto (the "New Lenders") desire that the Existing Credit Agreement be amended and restated in its entirety, and that the New Lenders become the Lenders parties thereto, all upon the terms and subject to the conditions hereinafter set forth;

                NOW, THEREFORE, the parties hereto hereby agree that, effective upon the Closing Date, the Existing Credit Agreement shall be amended and restated to read in its entirety as follows:


SECTION I.  DEFINITIONS


                I.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of
        (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the "Board") through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                "ABR Loans": Loans the rate of interest applicable to which based upon the ABR.

                "Administrative Agent": as defined in the preamble hereto.

                "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.


                "Agreement": this Second Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

                "Applicable Margin": for each Type of Loan on any date during any fiscal quarter of the Parent, the rate per annum for such Type of Loan set forth in Schedule 1.1(c) for the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.

                "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

                "Asset Sale": any sale or other disposition or series of related sales or other dispositions by the Borrower or any of its Subsidiaries of any asset or assets of the Borrower or such Subsidiary.

                "Assignee":  as defined in subsection 10.6(c).

                "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the sum of such Lender's then Available Tranche A Revolving Credit Commitment and then Available Tranche B Revolving Credit Commitment.

                "Available Tranche A Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Tranche A Revolving Credit Commitment over (b) the sum of (i) the then Outstanding Tranche A Revolving Extensions of Credit of such Lender and (ii) except for the purpose of the application of the term "Available Revolving Credit Commitments" as used in subsection 2.4, such Lender's Tranche A Revolving Credit Commitment Percentage of the then Outstanding Permitted Line of Credit Indebtedness.

                "Available Tranche B Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Tranche B Revolving Credit Commitment over (b) the then Outstanding Tranche B Revolving Extensions of Credit of such Lender.

                "Borrower":  as defined in the preamble hereto.

                "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3 or 2.6 as a date on which the Borrower requests the Lenders to make Loans hereunder.

                "Business":  as defined in subsection 4.17.

                "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                "Cash Equivalents": (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $100,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (d) commercial paper of any Lender or an affiliate of any Lender rated at least A-2 by Standard & Poor's Corporation or P-2 by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within six months from the date of acquisition; (e) shares of money market mutual funds that invest solely in instruments described in the foregoing clauses (a) through (d) and that are rated AA or better by Standard & Poor's Corporation or Aa2 by Moody's Investors Service, Inc.; and (f) marketable direct general obligations issued by any state, county or municipality, or any agency or instrumentality of any thereof, with maturities of one year or less from the date of acquisition and that are rated AA- or better by Standard & Poor's Corporation or Aa3 by Moody's Investors Service, Inc.

                "C/D Assessment Rate": for any day as applied to any ABR Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by Chase to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of Chase in the United States.

                "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "Board"), for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                "Chase":  as defined in the preamble hereto.

                "Closing Date": the date on which the conditions precedent set forth in subsection 5.1 shall be satisfied, provided that such date is no later than October 17, 1997.

                "Code": the Internal Revenue Code of 1986, as amended from time to time.

                "Commitment Fee Rate": on any date during any fiscal quarter of the Parent, the rate per annum set forth in Schedule 1.1(c) under the column heading "Commitment Fee" opposite the row heading describing the Leverage Ratio as of the end of the preceding fiscal quarter of the Parent.

                "Commodity Price Protection Agreement": any futures agreement or commodity price protection agreement or other commodity hedge arrangement entered into in the ordinary course of business by the Borrower or any of its Subsidiaries in order to protect them against fluctuations in fuel prices.

                "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
        Section 414 of the Code.

                "Consolidated Current Assets": at a particular date, all amounts which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Parent and its Subsidiaries as at such date.

                "Consolidated Current Liabilities": at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Parent and its Subsidiaries as at such date, but in any event including the amounts of (a) all Indebtedness of any such Person payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve months after such date, (b) any payments in respect of any Indebtedness of any such Person (whether installment, serial maturity or sinking fund payments or otherwise) required to be made not more than twelve months after such date and (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve months after such date, the validity of which is contested at such date.

                "Consolidated EBITDA": for any period, with respect to any Person, Consolidated Net Income of such Person for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of
        (i) total income tax expense, and (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense,
        (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (v) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and minus any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business).

                "Consolidated Interest Expense":  for any fiscal period of the

        Parent, the consolidated amount of interest expense of the Parent and its Subsidiaries determined in accordance with GAAP (but excluding for purposes of calculating the amount of such interest expense for any such fiscal period the effect of any interest income for such fiscal period) including, without limitation, the interest component of payments made under Financing Leases and net of costs of or obligations arising under any Interest Rate Protection Agreements.

                "Consolidated Lease Expense": for any period, the aggregate rental expenses of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, payable in respect of such period under leases (other than Financing Leases) for real and/or personal property (net of income from subleases thereof), provided that for the purposes of subsection 7.7, "Consolidated Lease Expense" shall not include payments to independent contractors based on a percentage of revenue generated or on miles driven in connection with hauling freight using tractors and/or trailing equipment provided by such independent contractors.

                "Consolidated Long-Term Indebtedness": consolidated Indebtedness of the Parent or any of its Subsidiaries for borrowed money maturing more than twelve months after the incurrence thereof, including, without limitation, (i) obligations under Financing Leases,
        (ii) current maturities of any such Indebtedness and (iii) the Loans.


                "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any other Person (other than a Subsidiary) in which the Parent or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent or such Subsidiary in the form of dividends or similar distributions.

                "Consolidated Net Worth": at any date, an amount equal to (x) Consolidated Total Assets as at such date minus (y) Consolidated Total Liabilities as at such date.

                "Consolidated Total Assets": at any date, the amount, computed in accordance with GAAP, of the total assets of the Parent and its consolidated Subsidiaries as at such date.

                "Consolidated Total Liabilities": at any date, the amount, computed in accordance with GAAP, of the total liabilities of the Parent and its consolidated Subsidiaries as at such date.

                "Continuing Lenders":  as defined the recitals hereto.

                "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                "Coverage Ratio":  as defined in subsection 7.1(c).

                "Cumulative Consolidated Net Income": the sum of Consolidated Net Income for each fiscal quarter of the Parent in which such Consolidated Net Income is greater than zero ending after March 30, 1997.

                 "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Dollars" and "$": dollars in lawful currency of the United States of America.

                "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

                "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

                "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                             --------------------
                   1.00 - Eurocurrency Reserve Requirements

                "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                "Existing Credit Agreement": as defined in the recitals hereto.

                "Exiting Lenders":  as defined in the recitals hereto.

                "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                "GAAP": generally accepted accounting principles in the United States of America in effect from time to time; provided that for purposes of determining compliance with the covenants set forth in subsection 7.1, "GAAP" means such generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of subsection 4.1.

                "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the
                                       8
        maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                "Guarantees": the collective reference to the Parent Guarantee, the Subsidiaries Guarantee and the L/C Guarantee.

                "Guarantor": any Person delivering a Guarantee pursuant to this Agreement.

                "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

                "Implied Interest Rate": with respect to any lease, the interest rate implicit in the lease as defined in Financial Accounting Standard Board Statement of Standards Number 13.

                 "Indebtedness": of any Person (the "Debtor") at any date, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities, accrued compensation and other fees incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases,
        (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities of any other Person or Persons secured by any Lien on any property owned by the Debtor even though the Debtor has not assumed or otherwise become liable for the payment thereof.

                "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                "Insolvent":  pertaining to a condition of Insolvency.

                "Insurance Subsidiary": a wholly owned corporate Subsidiary of the Borrower organized under the insurance laws of the Cayman Islands for the purpose of engaging in the business of providing insurance to the Borrower, its Subsidiaries and/or independent contractors doing business with the Borrower and/or any of its Subsidiaries.

                "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                "Interest Period":  with respect to any Eurodollar Loan:

                       (i) the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if available, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                        (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if available, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

        provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                        (1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                        (2) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date, as the case may be; and

                        (3) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                "Interest Rate Protection Agreement": any interest rate cap agreement or interest rate swap agreement or other interest rate hedge arrangement entered into by the Borrower or any Subsidiary in order to protect the Borrower or such Subsidiary, as the case may be, against fluctuations in interest rates in respect of any obligations.

                "Issuing Lender": Chase, in its capacity as issuer of any Letter of Credit.

                "L/C Commitment": $50,000,000.

                "L/C Fee Payment Date": the last day of each March, June, September and December.
                                       10

                "L/C Fee Rate": on any date of determination for any Letter of Credit, the rate per annum equal to the Applicable Margin for Eurodollar Loans in effect on such date multiplied by the average daily aggregate amount available to be drawn under such Letter of Credit during the period for which such determination is made.

                "L/C Guarantee": the Guarantee to be executed and delivered by the Parent, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

                "L/C Obligations":  at any time, an amount equal to the sum of
        (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

                "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

                "Lenders":  as defined in the preamble hereto.

                "Letters of Credit":  as defined in subsection 3.1(a).

                "Leverage Ratio":  as defined in subsection 7.1(b).

                "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                "Loan": any loan made by any Lender pursuant to this Agreement.

                "Loan Documents": this Agreement, the Notes, the Applications and the Guarantees.

                "Loan Parties": the Parent, the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document.

                "Material Adverse Effect": a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole or
        (b) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

                "Material Environmental Amount": an amount payable by the Borrower and/or its Subsidiaries for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, which, after deducting the portion thereof, if any, that is covered by insurance (with respect to which coverage the Lenders shall have been provided evidence of such coverage), is equal to at least $5,000,000.
                                       11

                "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                "Net Cash Proceeds": in connection with any sale or other disposition of any asset or any settlement by, or receipt of payment in respect of, any insurance claim, the cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such sale, settlement or payment, net of reasonable attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such sale or insurance claim (other than any Lien in favor of the Administrative Agent for the benefit of the Lenders) and other customary fees actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

                "New Lenders":  as defined in the recitals hereto.

                "Non-Cash Working Capital": at a particular date, the excess, if any, of (a) Consolidated Current Assets (other than cash and Cash Equivalents) over (b) Consolidated Current Liabilities (other than installments of Consolidated Long-Term Indebtedness maturing not more than twelve months after such date and the Revolving Credit Loans) at such date.

                "Non-Excluded Taxes":  as defined in subsection 2.15.

                "Notes": the collective reference to the Revolving Credit Notes and the Swing Line Note.

                "Offshore Joint Venture": a corporation, partnership or other joint venture company (which is a Subsidiary Guarantor) formed under the laws of a jurisdiction other than the United States or any political subdivision thereof by the Insurance Subsidiary and either the Parent or the Borrower (which shall be the owners of all the Capital Stock thereof) for the sole purpose of making, and which shall be permitted to make, Permitted Insurance Company Investments.

                "Operator Financing Program": a program pursuant to which financing shall be provided to independent contractors doing business with the Borrower and its Subsidiaries to enable them to purchase tractors, trailers and related transportation equipment expected to be used in connection with the business of the Borrower and its subsidiaries; pursuant to such program (i) the Borrower will make investments, loans and/or advances to the Operator Financing Subsidiary or another entity formed for the purpose of such program (the "Financing Vehicle"), (ii) the Financing Vehicle will make loans to such independent contractors to finance such equipment secured by Liens on such equipment, (iii) the Financing Vehicle will from time to time sell such loans (and assign such Liens), without recourse to the Financing Vehicle, to one or more other Person or Persons (other than the Parent or any of its Subsidiaries) and (iv) the Borrower and/or Parent will enter into Guarantee Obligations with respect to all or some portion of such loans so sold.

                "Operator Financing Subsidiary": a direct or indirect wholly owned Subsidiary formed for the sole purpose of constituting a Financing Vehicle (as such term is defined in the definition of Operator Financing Program) and which shall engage in no business or activities other than those related to the Operator Financing Program

                "Outstanding Permitted Line of Credit Indebtedness": at any time, the aggregate principal amount of Indebtedness described in subsection 7.2(o) outstanding at such time.

                "Outstanding Tranche A Revolving Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Tranche A Revolving Credit Loans made by such Lender then outstanding, and (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding, provided that with respect to Chase for any purpose other than the calculation of the commitment fee pursuant to subsection 2.4, Outstanding Tranche A Revolving Extensions of Credit at any time shall also include the aggregate principal amount of Swing Line Loans then outstanding.

                "Outstanding Tranche B Revolving Extensions of Credit": as to any Lender at any time, an amount equal to the aggregate principal amount of all Tranche B Revolving Credit Loans made by such Lender then outstanding.

                "Parent":  as defined in the preamble hereto.

                "Parent Guarantee": the Second Amended and Restated Guarantee to be executed and delivered by the Parent, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time.

                "Participant":  as defined in subsection 10.6(b).

                "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

                "Percentage": as to any Lender at any time, the percentage which the sum of such Lender's Tranche A Revolving Credit Percentage and Tranche B Revolving Credit Percentage then constitutes of the aggregate Tranche A Revolving Credit Percentages and Tranche B Revolving Credit Percentages.

                "Percentage-Based Leases": those tractor, trailer and related equipment leases where rent is based on a percentage of the revenues derived from such equipment.

                "Permitted Acquisition": any acquisition described in subsection 7.10(g) which satisfies all of the terms and conditions set forth therein.

                "Permitted Insurance Company Investments":  any investments
        (i) in Cash Equivalents, (ii) in preferred equity securities of corporations which, at the time the investment in question is made, are rated one, two or three by the Securities Valuation Office of the National Association of Insurance Commissioners in an aggregate amount not to exceed at any time 10% of the Insurance Subsidiary's total assets, (iii) constituting loans and advances to the Borrower or any of its Subsidiaries, (iv) constituting the acquisition of loans made by the Operator Financing Subsidiary in an aggregate amount not to exceed at any time 25% of the Insurance Subsidiary's total assets, (v) in tractors, trailers and other fixed assets used in the operations of the Borrower and its Subsidiaries provided that the Insurance Subsidiary leases such assets to one or more of the Borrower's Subsidiaries and (vi) in obligations which, at the time the investment in question is made, are rated one, two or three by the Securities Valuation Office of the National Association of Insurance Commissioners.

                "Permitted Specified Additional Debt": unsecured Indebtedness issued by the Borrower which is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower) (i) no part of the principal of which is scheduled to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to October 31, 2002 and (ii) the other terms and conditions of which, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower).

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                "Poole":  Landstar Poole, Inc.

                "Registration Statement": the Borrower's Registration Statement on Form S-1 (Registration No. 33-57174) as filed with the Securities and Exchange Commission on January 19, 1993 and as amended from time to time.

                "Reference Lender":  Chase.

                "Refunded Swing Line Loans":   as defined in subsection
        2.6(c).

                "Register":  as defined in subsection 10.6(d).

                "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                "Reimbursement Obligation": the obligation of the Borrower or the applicable Subsidiary Guarantor to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit.

                "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
        Section 4241 of ERISA.

                "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                "Required Lenders": at any time, Lenders the Percentages of which aggregate at least 51%.

                "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                "Responsible Officer": the Chief Executive Officer, the President or any Vice President of the Borrower or, with respect to financial matters, the Chief Financial Officer or the Controller of the Borrower.

                "Revolving Credit Commitment Period": the period from and including the Closing Date to but not including the Termination Date then in effect or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

                "Revolving Credit Loans": the collective reference to the Tranche A Revolving Credit Loans and the Tranche B Revolving Credit Loans.

                "Revolving Credit Notes":   the collective reference to the
        Tranche A Revolving Credit Notes and the Tranche B Revolving Credit
        Notes.

                "Short Term Leases": leases (other than Financing Leases and Percentage-Based Leases) to which the Parent or any of its Subsidiaries is a party for tractors, trailers and related equipment expiring twelve months or less after the date thereof.

                "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                "Subsidiaries Guarantee": the Second Amended and Restated Guarantee to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

                "Subsidiary Guarantors": the Subsidiaries of the Borrower listed on Schedule 1.1(b) hereto, the Insurance Subsidiary, the Offshore Joint Venture and each other Subsidiary which shall become a party to the Subsidiaries Guarantee subsequent to the Closing Date.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                "Swing Line Loan":  as defined in subsection 2.6(a).

                "Swing Line Note":  as defined in subsection 2.6(b).

                "Termination Date": the date that is the fifth anniversary of the Closing Date.

                "Total Capitalization": the sum of Consolidated Long-Term Indebtedness of the Parent and its Subsidiaries and shareholders' equity of the Parent.

                "Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

                "Tranche A Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Tranche A Revolving Credit Loans to and/or issue or participate in Letters of Credit issued on behalf of the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading "Tranche A Revolving Credit Commitment" opposite such Lender's name on
        Schedule 1.1(a), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                "Tranche A Revolving Credit Loans": as defined in subsection 2.1(a).

                "Tranche A Revolving Credit Note":  as defined in subsection
        2.2.

                "Tranche A Revolving Credit Percentage": as to any Lender at any time, the percentage which such Lender's Tranche A Revolving Credit Commitment then constitutes of the aggregate Tranche A Revolving Credit Commitments (or, at any time after the Tranche A Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Tranche A Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Revolving Credit Loans and L/C Obligations then outstanding).

                "Tranche B Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Tranche B Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading "Tranche B Revolving Credit Commitment" opposite such Lender's name on
        Schedule 1.1(a), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                "Tranche B Revolving Credit Loans": as defined in subsection 2.1(b).

                "Tranche B Revolving Credit Note":  as defined in subsection
        2.2.

                "Tranche B Revolving Credit Percentage": as to any Lender at any time, the percentage which such Lender's Tranche B Revolving Credit Commitment then constitutes of the aggregate Tranche B Revolving Credit Commitments (or, at any time after the Tranche B Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Tranche B Revolving Credit Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Revolving Credit Loans).

                "Transferee":  as defined in subsection 10.6(f).

                "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

                "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended or superseded from time to time.

               I.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

                (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection
1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
                                       17

                (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


                 SECTION II.  AMOUNT AND TERMS OF COMMITMENTS

                II.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Tranche A Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding, when added to (i) such Lender's Revolving Credit Percentage of the then outstanding L/C Obligations, (ii) the aggregate unpaid principal amount at such time of all Swing Line Loans made by such Lender, (iii) except in the case of Chase, the aggregate unpaid principal amount at such time of all Swing Line Loans outstanding multiplied by such Lender's Tranche A Revolving Credit Percentage (net of the portion, if any, of the proceeds of such Tranche A Revolving Credit Loans that are applied at the time they are made to repay such Swing Line Loans) and (iv) the then Outstanding Permitted Line of Credit Indebtedness multiplied by such Lender's Tranche A Revolving Credit Percentage, not to exceed the amount of such Lender's Tranche A Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Tranche A Revolving Credit Commitments by borrowing, prepaying the Tranche A Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                (b) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Tranche B Revolving
 Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Tranche B Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Tranche B Revolving Credit Commitments by borrowing, prepaying the Tranche B Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                (c)        The Revolving Credit Loans may from time to time be
(i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.3 and 2.7, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                II.2 Revolving Credit Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1, in the case of Tranche A Revolving Credit Loans, and Exhibit A-2, in the case of Tranche B Revolving Credit Loans, with appropriate insertions as to payee, date and principal amount (a "Tranche A Revolving Credit Note" and a "Tranche B Revolving Credit Note", respectively; collectively, "Revolving Credit Notes"), payable to the order of
                                       18
such Lender and in a principal amount equal to the lesser of (a) the amount of the initial Tranche A Revolving Credit Commitment or Tranche B Revolving Credit Commitment, as applicable, of such Lender and (b) the aggregate unpaid principal amount of all Tranche A Revolving Credit Loans or Tranche B Revolving Credit Loans, as applicable, made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its applicable Revolving Credit Notes, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.9.

                II.3  Procedure for Revolving Credit Borrowing.   (a) The
Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then Available Tranche A Revolving Credit Commitments or the then Available Tranche B Revolving Credit Commitments, as applicable, are less than $2,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2 prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                (b) In the case of borrowings on the Closing Date, the Borrower shall give to the Administrative Agent notice as provided in subsection 2.3(a) above with respect to the aggregate principal amount of Tranche A Revolving Credit Loans that it wishes to have outstanding on the Closing Date. If any Lender's Tranche A Revolving Credit Percentage of the Tranche A Revolving Credit Loans to be so outstanding on the Closing Date exceeds the aggregate amount of Tranche A Revolving Credit Loans, if any, made by such Lender outstanding under the Existing Credit Agreement on the Closing

Date before giving effect to this Agreement, such Lender shall make the amount of such excess available, as a Tranche A Revolving Credit Loan, in immediately available funds to the Administrative Agent prior to 10:00 A.M. on the Closing Date at such office of the Administrative Agent. If any Lender's Tranche A Revolving Credit Percentage of the Tranche A Revolving Credit Loans to be so outstanding on the Closing Date is less than the aggregate amount of Tranche A Revolving Credit Loans made by such Lender outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, or if any Exiting Bank shall have Tranche A Revolving Credit Loans made by it outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, the Administrative Agent shall, on the Closing Date, make funds in the amount of such difference or, in the case of such Exiting Bank, in the amount of such outstanding loans, available to such Lender or Exiting Lender, as the case may be, on the Closing Date to the extent such funds are made available to the Administrative Agent pursuant to the immediately foregoing sentence, and the Borrower shall concurrently pay to such Lender any interest, fees and other amounts due under the Existing Credit Agreement with respect to the loans outstanding under the Existing Credit Agreement and repaid on the Closing Date (including, without limitation, amounts due under subsection 2.17 of the Existing Credit Agreement). If the aggregate amount of Tranche A Revolving Credit Loans to be outstanding on the Closing Date exceeds the amount of all Tranche A Revolving Credit Loans outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, the Administrative Agent will make proceeds of such Tranche A Revolving Credit Loans in the amount of such excess available to the Borrower on the Closing Date by crediting the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2.

                (c) In the case of borrowings on the Closing Date, the Borrower shall give to the Administrative Agent notice as provided in subsection 2.3(a) above with respect to the aggregate principal amount of Tranche B Revolving Credit Loans that it wishes to have outstanding on the Closing Date. If any Lender's Tranche B Revolving Credit Percentage of the Tranche B Revolving Credit Loans to be so outstanding on the Closing Date exceeds the aggregate amount of Tranche B Revolving Credit Loans, if any, made by such Lender outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, such Lender shall make the amount of such excess available, as a Tranche B Revolving Credit Loan, in immediately available funds to the Administrative Agent prior to 10:00 A.M. on the Closing Date at such office of the Administrative Agent. If any Lender's Tranche B Revolving Credit Percentage of the Tranche B Revolving Credit Loans to be so outstanding on the Closing Date is less than the aggregate amount of Tranche B Revolving Credit Loans made by such Lender outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, or if any Exiting Bank shall have Tranche B Revolving Credit Loans made by it outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, the Administrative Agent shall, on the Closing Date, make funds in the amount of such difference or, in the case of such Exiting Bank, in the amount of such outstanding loans, available to such Lender or Exiting Lender, as the case may be, on the Closing Date to the extent such funds are made available to the Administrative Agent pursuant to the immediately foregoing sentence, and the Borrower shall concurrently pay to such Lender any interest, fees and other amounts due under the Existing Credit Agreement with respect to the loans outstanding under the Existing Credit

Agreement and repaid on the Closing Date (including, without limitation, amounts due under subsection 2.17 of the Existing Credit Agreement). If the aggregate amount of Tranche B Revolving Credit Loans to be outstanding on the Closing Date exceeds the amount of all Tranche B Revolving Credit Loans outstanding under the Existing Credit Agreement on the Closing Date before giving effect to this Agreement, the Administrative Agent will make proceeds of such Tranche B Revolving Credit Loans in the amount of such excess available to the Borrower on the Closing Date by crediting the account of the Borrower at the office of the Administrative Agent specified in subsection 10.2.

                II.4 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

                II.5 Optional Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Tranche A Revolving Credit Commitments or the Tranche B Revolving Credit Commitments or, from time to time, to reduce the amount of the Tranche A Revolving Credit Commitments or the Tranche B Revolving Credit Commitments, provided that (a) no such termination or reduction of the Tranche A Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Revolving Credit Loans and the Swing Line Loans made on the effective date thereof, the Available Tranche A Revolving Credit Commitment would be less than zero and (b) no such termination or reduction of the Tranche B Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Tranche B Revolving Credit Loans made on the effective date thereof, the Available Tranche B Revolving Credit Commitments would be less than zero. The amount of any such optional reduction shall be applied pro rata to the reduction of the Tranche A Revolving Credit Commitments and the Tranche B Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

                II.6 Swing Line Commitments. (a) Subject to the terms and conditions hereof and provided no Default or Event of Default shall have occurred and be continuing, Chase agrees to make swing line loans (individually, a "Swing Line Loan"; collectively, the "Swing Line Loans") available to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $5,000,000, provided that at no time shall the aggregate principal amount of Swing Line Loans outstanding, when added to Chase's then Outstanding Tranche A Revolving Extensions of Credit and Chase's Tranche A Revolving Credit Commitment Percentage of the then Outstanding Permitted Line of Credit Indebtedness, exceed Chase's Tranche A Revolving Credit Commitment. Amounts borrowed by the Borrower under this subsection 2.6 may be repaid and, through but excluding the Termination Date, reborrowed. All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans. Each borrowing of Swing Line Loans shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. The Borrower shall give Chase irrevocable notice (which notice must be received by Chase prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan. The proceeds of each Swing Line Loan will be made available by Chase to the Borrower at the office of Chase specified in subsection 10.2 by crediting the account of the Borrower at such office with such proceeds.

                (b) The Swing Line Loans shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit B, with appropriate insertions (the "Swing Line Note"), payable to the order of Chase and representing the obligation of the Borrower to pay the unpaid principal amount of the Swing Line Loans, with interest thereon as prescribed in subsection 2.9. Chase is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of the Swing Line Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) bear interest for the period from the date thereof to the Termination Date on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.9.

                (c) Chase at any time in its sole and absolute discretion, may, and on each Monday (or if such day is not a Business Day, the next Business Day) shall, on behalf of the Borrower (which hereby irrevocably directs Chase to act on its behalf) request prior to 12:00 Noon (New York City time) each Lender, including Chase, to make a Tranche A Revolving Credit Loan in an amount equal to such Lender's Tranche A Revolving Credit Percentage of the amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given. Unless any of the events described in paragraph (f) of Section 8 shall have occurred (in which event the procedures of paragraph (d) of this subsection 2.6 shall apply) each Lender shall make the proceeds of its Tranche A Revolving Credit Loan available to Chase for the account of Chase at the office of Chase specified in subsection 10.2 prior to 2:00 P.M. (New York City time) in funds immediately available on the date such notice is given. The proceeds of such Tranche A Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans. Each Tranche A Revolving Credit Loan made pursuant to this subsection 2.6(c) shall be an ABR Loan.

                (d) If prior to the making of a Tranche A Revolving Credit Loan pursuant to paragraph (c) of this subsection 2.6 one of the events described in paragraph (f) of Section 8 shall have occurred, each Lender will on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the Refunded Swing Line Loan in an amount equal to its Tranche A Revolving Credit Percentage of such Refunded Swing Line Loan. Each Lender will immediately transfer to Chase, in immediately available funds, the amount of its participation and upon receipt thereof Chase will deliver to such Lender a Swing Line Loan participation certificate dated the date of receipt of such funds and in such amount.

                (e) Whenever, at any time after Chase has received from any Lender such Lender's participating interest in a Refunded Swing Line Loan, Chase receives any payment on account thereof, Chase will distribute to such Lender its participating interest in such amount (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that in the event that such payment received by Chase is required to be returned, such Lender will return to Chase any portion thereof previously distributed by Chase to it.

                (f) Each Lender's obligation to purchase participating interests pursuant to this subsection 2.6 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation,
(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against Chase, the Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                II.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto (or on any other day if the conversion referred to herein is accompanied by all amounts payable by the Borrower pursuant to subsection 2.16). The Borrower may elect from time to time to convert Revolving Credit Loans that are ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate, (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date and (iii) no Swing Line Loan may be converted into a Eurodollar Loan.

                (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.
                                       23

                II.8 Minimum Amounts and Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $100,000 in excess thereof and (b) there shall be no more than ten Eurodollar Tranches in existence at any time.

                II.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% per annum or (y) in the case of overdue interest, commitment fee or other amount, the rate described in paragraph (b) of this subsection plus 2% per annum, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph
(c) of this subsection shall be payable from time to time on demand.

                II.10 Computation of Interest and Fees. (a) Commitment fees, letter of credit commissions and, whenever it is calculated on the basis of the ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.9(a) or (c).

                (c) If the Reference Lender shall for any reason no longer have a Revolving Credit Commitment or any Loans, the Reference Lender shall thereupon cease to be the Reference Lender, and the Administrative Agent (after consultation with the Borrower and the Lenders) shall, by notice to the Borrower and the Lenders, designate another Lender as the Reference Lender.

                (d) The Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby.

                II.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of any changes arising on or after the date hereof affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                (b) the Administrative Agent shall have received notice from the Required Lenders that, by reason of any changes arising on or after the date hereof affecting the interbank eurodollar market, the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof confirmed in writing to the Borrower and the Lenders as soon as practicable thereafter, and in any case at least one Business Day prior to the first day of such Interest Period. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

                II.12 Pro Rata Treatment and Payments. (a) Each borrowing of Tranche A Revolving Credit Loans by the Borrower from the Lenders hereunder (other than Swing Line Loans) and each payment by the Borrower on account of any commitment fee in respect of the Tranche A Revolving Credit Commitments hereunder shall be made pro rata according to the respective Tranche A Revolving Credit Percentages of the Lenders. Each borrowing of Tranche B Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee in respect of the Tranche B Revolving Credit Commitments hereunder shall be made pro rata according to the respective Tranche B Revolving Credit Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of the Tranche A Revolving Credit Loans shall be made first to the repayment of Swing Line Loans before any payment may be made on account of the principal of the Tranche A Revolving Credit Loans. Subject to the immediately foregoing sentence, each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Tranche A Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche A Revolving Credit Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of the principal of and interest on the Tranche B Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Tranche B Revolving Credit Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 10.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

                (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.
If such Lender's Tranche A Revolving Credit Commitment Percentage or Tranche B Revolving Credit Commitment Percentage, as applicable, of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower. Nothing contained in this subsection 2.12(b) shall relieve any Lender that has failed to make available its Tranche A Revolving Credit Commitment Percentage or Tranche B Revolving Credit Commitment Percentage, as applicable, of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

                II.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law (other than the certificate of incorporation, by-laws or other organizational or governing documents with respect to any Lender) or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) such Lender shall forthwith give telephonic or telecopy notice of such circumstances, confirmed in writing, to the Borrower (which notice shall be withdrawn by such Lender when such Lender shall reasonably determine that it shall no longer be illegal for such Lender to make or maintain Eurodollar Loans or to convert ABR Loans to Eurodollar Loans), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.16.

                II.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law (other than the certificate of incorporation, by-laws or other organizational or governing documents with respect to any Lender) or in the interpretation or application thereof occurring after the date on which any Lender becomes a Lender or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i) shall subject such Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes as defined in subsection 2.15 and changes in respect of taxes on or measured by the overall net income of such Lender or any applicable lending office, branch or affiliate thereof (or changes in any franchise, capital, or net worth taxes or similar taxes imposed in lieu of such net income taxes) imposed by a jurisdiction as a result of a present or former connection between such jurisdiction, any political subdivision or any taxing authority thereof or therein, and such Lender, or any applicable lending office, branch or affiliate thereof (other than a connection arising solely from such Lender having executed, delivered or performed its obligations, or received payment under or enforced, this Agreement or the Notes));

                        (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                        (iii) shall impose on such Lender any other condition (excluding the imposition of any tax);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating
                                       27
 in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly give notice to the Borrower, through the Administrative Agent certifying that (x) one of the events described in this paragraph (a) has occurred and the nature of such event, (y) the increased cost or reduced amount resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying that (x) one of the events described in this paragraph (b) has occurred and the nature of such event, (y) the reduced rate of return on such Lender's or such corporation's capital resulting from such event and (z) the additional amounts demanded by such Lender and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

                (c) Each Lender which becomes entitled to claim any amounts pursuant to this subsection 2.14 agrees, upon the request of the Borrower, to use its best efforts to take steps reasonably available to it and acceptable to the Borrower, including designating an alternative lending office or booking the affected Loan through another branch or affiliate, if by doing so any such additional amounts will be avoided or materially reduced, provided that taking such steps results in no additional costs to such Lender (other than costs that are paid by the Borrower) and is not otherwise materially disadvantageous to such Lender, in such Lender's sole discretion determined in good faith.

                II.15 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes (or by any Guarantor under any Guarantee) shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental

Authority, excluding any such items imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent, such Lender, or any applicable lending office, branch or affiliate thereof, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) ("Non-Excluded Taxes"). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that the Borrower shall be entitled, to the extent required by law, to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender if such Lender or, to the extent that the Lender has transferred a Participation to any Participant, such Participant, fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                (b) (i) Each Lender that is incorporated under the laws of the United States of America or a state thereof hereby confirms that it is so incorporated;

                        (ii) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                        (A) on or before the first day upon which a payment is made hereunder to such Lender, deliver to the Borrower and the Administrative Agent (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (y) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                        (B)        deliver to the Borrower and the
               Administrative Agent two further copies of any such form or certification on or before the date that any such form, certification or statement expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                        (C) obtain such extensions of time for filing and complete such forms, certifications or statements as may reasonably be requested by the Borrower or the Administrative Agent;

unless any change in treaty, law or regulation, or the application or interpretation thereof, has occurred after the date on which such Lender became a Lender which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each time such Lender is required to deliver a form certificate or statement under this clause (ii), such Lender shall certify (A) in the case of a Form 1001 or 4224, or successor applicable form, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-8 or W-9, or successor applicable form, that it is entitled to an exemption from United States backup withholding tax.

                        (iii) Each Person that shall become a Lender or a Participant pursuant to subsection 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this subsection shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

                (c) Upon the request, and at the expense, of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to this subsection 2.15, and any Participant in respect of whose participation such payment is required, shall take reasonable steps to
(i) afford the Borrower the opportunity to contest, and (ii) cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment. Each Lender to which the Borrower is required to pay any additional amount pursuant to this subsection 2.15 agrees, upon the request of the Borrower, to use its best efforts to take steps reasonably available to it and acceptable to the Borrower, including designating an alternative lending office or booking the affected Loan through another branch or an affiliate, if by doing so any such additional amounts will be avoided or materially reduced, provided that taking such steps results in no additional costs to such Lender (other than costs that are paid by the Borrower) and is not otherwise materially disadvantageous to such Lender, in such Lender's sole discretion determined in good faith.

                (d) If, under subsection 2.15(b), a Lender or Participant provides an incorrect form, certificate or statement (or fails to provide a correct form, certificate or statement after the existing form, certificate or statement expires, becomes obsolete, or is rendered incorrect by the occurrence of any event) and, as a result thereof, the Borrower fails to withhold or deduct tax, such Lender or Participant shall indemnify the Borrower against any liability arising from such failure in excess of the amount the Borrower would have been required to pay such Lender or Participant as an additional amount pursuant to this Agreement had such form, certificate or statement been correct or duly provided, as the case may be.

                II.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans or a conversion of Eurodollar Loans to ABR Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include, in the case of any event described in clause (a) or (c) of the next preceding sentence, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                II.17  Certain Exclusions.  (a)  For purposes of subsections
2.14 and 2.15, the entry into force and implementation of the treaty between the United States and the Netherlands, signed at Washington on December 18, 1992, shall not be treated as a change in treaty, law, regulation, or application or interpretation thereof.

                (b) If a Lender changes its applicable lending office (unless required to do so by a Governmental Authority or other regulatory authority) and the effect of that change, as of the date of the change, is to cause the Borrower to become obligated to pay any additional amount under subsection 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.

                (c) If, as a result of an assignment pursuant to subsection 10.6(c), the Borrower would, immediately upon the effectiveness of such assignment, be obligated to pay an additional amount under subsection 2.14 or 2.15, the Borrower shall not be obligated to pay such additional amount.

                II.18 Replacement of Lender. If the Borrower becomes obligated to pay additional amounts described in subsections 2.14 or 2.15 as a result of any condition described in such subsections and payment of such amount is demanded by any Lender, then the Borrower may, on ten Business Days' prior written notice to the Administrative Agent and such Lender, cause such Lender to (and such Lender shall) assign pursuant to subsection 10.6(c) all of its rights and obligations under this Agreement to a Lender or other entity selected by the Borrower and acceptable to the Administrative Agent for a purchase price equal to the outstanding principal amount of such Lender's Loans and all accrued interest and fees and other amounts then due to such Lender hereunder, together with all losses and expenses of the types referred to in subsection 2.16 payable with respect thereto.
                                       31

                       SECTION III.  LETTERS OF CREDIT

                III.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower or any Subsidiary Guarantor on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to and shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the Available Tranche A Revolving Credit Commitment with respect to any Lender would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and shall be a standby letter of credit issued to support obligations of the Borrower or the respective Subsidiary Guarantor and its respective Subsidiaries, contingent or otherwise, arising in the ordinary course of business and (ii) expire no later than the Termination Date.

                (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                III.2 Procedure for Issuance of Letters of Credit. The Borrower or any Subsidiary Guarantor may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower or the respective Subsidiary Guarantor. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower or to the respective Subsidiary Guarantor promptly following the issuance thereof, and shall notify the Lenders of the issuance thereof.

                III.3        Fees, Commissions and Other Charges


                (a) The Borrower or the respective Subsidiary Guarantor shall pay (i) to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit, computed for the period from the Closing Date (in the case of the first such payment) or the date on which the last such payment was
                                       32
due (in all other cases) to the date upon which such payment is due hereunder at the L/C Fee Rate, payable to the Issuing Lender and the L/C Participants to be shared ratably among them in accordance with their respective Tranche A Revolving Credit Commitment Percentages and (ii) to the Issuing Lender, a letter of credit commission with respect to each Letter of Credit, computed for the period from the Closing Date (in the case of the first such payment) or the date on which the last such payment was due (in all other cases) to the date upon which such payment is due hereunder at the rate of 1/8% per annum of the average daily aggregate amount available to be drawn under such Letter of Credit during the period for which such fee is calculated, payable to the Issuing Lender. Such commissions shall be payable in arrears on each L/C Fee Payment Date and shall be nonrefundable.

                (b) In addition to the foregoing fees and commissions, the Borrower or the respective Subsidiary Guarantor shall pay or reimburse the
 Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

                (c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

                III.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Tranche A Revolving Credit Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower or the respective Subsidiary Guarantor in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. Any demand pursuant to the preceding sentence received after 2:00 P.M. New York City time on any Business Day shall be deemed to have been received on the next succeeding Business Day.

                (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal funds rate, as quoted by the Issuing Lender, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

                (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or the respective Subsidiary Guarantor or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will as soon as practicable distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                III.5 Reimbursement Obligation. The Borrower or the respective Subsidiary Guarantor agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower or the respective Subsidiary Guarantor of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with any payment made by the Issuing Lender under, or with respect to, such Letter of Credit. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower or the respective Subsidiary Guarantor under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding ABR Loans which were then overdue.

                III.6 Obligations Absolute. The Borrower's or the respective Subsidiary Guarantor's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower or the respective Subsidiary Guarantor may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower or the respective Subsidiary Guarantor also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's or the respective Subsidiary Guarantor's Reimbursement Obligations under subsection
3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower or the respective Subsidiary Guarantor and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower or the respective

Subsidiary Guarantor against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower or the respective Subsidiary Guarantor agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence of willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower or on the respective Subsidiary Guarantor and shall not result in any liability of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor.

                III.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower or the respective Subsidiary Guarantor of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower or the respective Subsidiary Guarantor in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

                III.8 Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.


              SECTION IV.  REPRESENTATIONS AND WARRANTIES

                To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

                IV.1 Financial Condition. The consolidated balance sheet of the Parent and its consolidated Subsidiaries as at December 28, 1996 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by KPMG Peat Marwick, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Parent and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Parent nor any of its consolidated Subsidiaries had, at the date of the balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from December 28, 1996 to and including the date hereof there has been no sale, transfer or other disposition by the Parent or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Parent and its consolidated Subsidiaries at December 28, 1996.

                IV.2 No Change. Since December 28, 1996 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as permitted by subsection 7.8, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower or the Parent nor has any of the Capital Stock of the Borrower or the Parent been redeemed, retired, purchased or otherwise acquired for value by the Borrower or any of its Subsidiaries.

                IV.3 Corporate Existence; Compliance with Law. Each of the Parent and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                IV.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder and has taken all corporate action necessary to be taken by it to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement, the Applications and the Notes. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be made or obtained by the Borrower or any other Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any other Loan Documents except (a) consents and filings which will have been obtained or made and will be in full force and effect on the Closing Date and (b) such consents and filings which, individually or in the aggregate, if not obtained, could not reasonably be expected to have a material adverse effect on the performance, validity or enforceability of this Agreement or any other Loan Document. This Agreement has been, and, as of the Closing Date, each other Loan Document will be, duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                IV.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Parent or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                IV.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Parent or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                IV.7 No Default. Neither the Parent nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                IV.8 Ownership of Property; Liens. Each of the Parent and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by subsection 7.3.

                IV.9 Intellectual Property. The Parent and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Parent and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                IV.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Parent or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                IV.11 Taxes. Each of the Parent and its Subsidiaries has filed or caused to be filed all Federal and other material tax returns which, to the knowledge of the Parent or the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments (of which notice has been received by it) made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with

GAAP have been provided on the books of the Parent or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Parent or the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

                IV.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

                IV.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Single Employer Plan, and, to the knowledge of the Borrower, each Multiemployer Plan, has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred other than a standard termination pursuant to Section 4041(b) of ERISA, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, which (in the aggregate with the liabilities which have been incurred with respect to all such withdrawals which have previously occurred) would exceed $10,000,000. No such Multiemployer Plan is in Reorganization or Insolvent. Neither the Borrower nor any Commonly Controlled Entity has or could have any obligation to contribute to, or any liability with respect to, any Plan, program or arrangement providing for post-retirement welfare benefits, except as may be required pursuant to Section 4980B of the Code or Section 601 of ERISA.

                IV.14 Investment Company Act; Other Regulations. The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                IV.15 Subsidiaries. The Subsidiaries listed on Schedule 4.15 hereto constitute all the Subsidiaries of the Borrower and the Parent at the date hereof.

                IV.16 Purpose of Loans. The proceeds of the Tranche A Revolving Credit Loans shall be used by the Borrower to repay indebtedness outstanding under the Existing Credit Agreement and to provide funding for the general corporate purposes of the Borrower and the Subsidiary Guarantors, including working capital but excluding Permitted Acquisitions. The proceeds of the Tranche B Revolving Credit Loans shall be used by the Borrower solely to finance all or a portion of the purchase price of Permitted Acquisitions and to pay fees and expenses related to the consummation of Permitted Acquisitions.

                IV.17 Environmental Matters. To the knowledge of the Borrower, each of the representations and warranties set forth in paragraphs
(a) through (f) of this subsection is true and correct, except to the extent that such failures to be so true and correct were disclosed in the Registration Statement:

                (a) The facilities and properties owned, leased or operated by the Parent or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except (x) in either case insofar as such violation or liability, or any aggregation thereof, other than as described in clause (y) of this paragraph, is not reasonably likely to result in the payment of a Material Environmental Amount or (y) in either case with respect to the upgrading of underground fuel storage tanks described under the heading "Business--Regulation" in the Registration Statement insofar as all such violations and liabilities are not reasonably likely to result in payments in the aggregate in excess of $2,000,000.

                (b) The Properties and all operations at the Properties are in compliance, and have in the last 5 years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent or any of its Subsidiaries (the "Business") which could reasonably be expected to materially interfere with the continued operation of, or materially impair the fair saleable value of, the Properties taken as a whole.

                (c) Neither the Parent nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

                (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent or the Borrower, threatened, under any Environmental Law to which the Parent or any of its Subsidiaries is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Parent or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.


                       SECTION V.  CONDITIONS PRECEDENT

                V.1 Conditions to Effectiveness. The amendment and restatement of the Existing Credit Agreement provided for herein shall become effective on the date upon which the following conditions precedent shall have been satisfied:

                (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and the Parent, with a counterpart for each Lender, (ii) for the account of each Lender, a Tranche A Revolving Credit Note and a Tranche B Revolving Credit Note, in each case conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) a Swing Line Note for Chase conforming to the requirements hereof and executed by a duly authorized officer of the Borrower and (iv) each of the Guarantees, each executed and delivered by a duly authorized officer of the parties thereto, with a counterpart or a conformed copy for each Lender.

                (b) Related Agreements. The Administrative Agent shall have received, with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Parent, the Borrower or any of their Subsidiaries may be a party.

                (c) Borrowing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.
                                       40

                (d) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                (e) Borrower Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

                (f) Corporate Proceedings of the Parent. The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Parent authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent is a party, certified by the Secretary or an Assistant Secretary of the Parent as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                (g) Parent Incumbency Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Parent, dated the Closing Date, as to the incumbency and signature of the officers of the Parent executing this Agreement and any other Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Parent.

                (h) Corporate Proceedings of Subsidiaries. The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                (i) Subsidiary Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Subsidiary of the Borrower which is a Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiaries executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

                (j) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                (k) Fees. The Administrative Agent shall have received the fees to be received on the Closing Date as separately agreed between the Administrative Agent and the Borrower.

                (l) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the following executed legal opinions:

                                (i)          the executed legal opinion of
               Debevoise & Plimpton, counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit E-1; and

                                (ii)          the executed legal opinion of
               Michael Harvey, general counsel of the Borrower, substantially in the form of Exhibit E-2.

        Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                (m) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to it as to the adequacy of the insurance program of the Loan Parties and that each Loan Party has obtained the insurance coverage required by subsection 6.5 hereof.

                (n) Labor Matters. The Administrative Agent shall have received evidence reasonably satisfactory to it that (i) no strikes or other labor disputes are pending or, to the knowledge of the Parent or the Borrower, threatened against the Parent, the Borrower or any of its Subsidiaries, (ii) neither the Parent, the Borrower nor any of its Subsidiaries are in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with labor or employment matters (including, without limitation, employee benefits) that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

                (o) Existing Credit Agreement. The loans outstanding under the Existing Credit Agreement on the Closing Date prior to giving effect to this Agreement shall have been repaid in accordance with the procedures set forth in subsection 2.3(b) and (c), and all interest, fees and other amounts payable under the Existing Credit Agreement (including, without limitation, amounts due under subsection 2.17 of the Existing Credit Agreement) shall have been paid.

                V.2 Conditions to Each Tranche B Loan. The agreement of each Lender to make any Tranche B Revolving Credit Loan requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

                (a) Acquisition Loan Documents. The Administrative Agent shall have received, with a copy thereof for each Lender substantially concurrently therewith, one or more supplements to the Subsidiaries Guarantee, in substantially the form attached to the Subsidiaries Guarantee as Exhibit A thereto, executed and delivered by a duly authorized officer of each Subsidiary of the Borrower that may be created or acquired in connection with the Permitted Acquisition to be financed by such Tranche B Revolving Credit Loan (each such Subsidiary, a "New Acquisition Subsidiary").

                (b) Acquisition. The Administrative Agent shall have received, upon or prior to the proposed Borrowing Date for such Tranche B Revolving Credit Loan (and copies shall have been provided to the Lenders substantially concurrently therewith), true and correct copies, certified as to authenticity by the Borrower, of each material acquisition document relating to the Permitted Acquisition to be financed with such Tranche B Credit Loan, and such other documents or instruments as may be reasonably requested by the Administrative Agent (or the Required Lenders), including, without limitation, a copy of any debt instrument or other material contract to which the Borrower or its Subsidiaries may be a party upon the consummation of such Permitted Acquisition (all such documents, collectively, the "Acquisition Documents"). Such Permitted Acquisition shall have been (or shall contemporaneously be) consummated in accordance with the Acquisition Documents therefor.

                (c) Financial Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer, in form satisfactory to the Administrative Agent, certifying the calculations required to determine satisfaction of the conditions set forth in subsection 7.10(g) and evidencing pro forma compliance, as described in subsection 7.10(g), with the covenants set forth in subsection 7.1.

                (d) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, and each Lender shall have received substantially concurrently therewith, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party to be delivered in connection with the relevant Permitted Acquisition, certified by the Secretary or an Assistant Secretary of the Borrower as of such Borrowing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                (e) Borrower Incumbency Certificate. The Administrative Agent shall have received, and each Lender shall have received substantially concurrently therewith, a copy of the Certificate of the Borrower, dated such Borrowing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document to be executed and delivered in connection with the relevant Permitted Acquisition, reasonably satisfactory in form and substance to the Administrative Agent, and executed by a Responsible Officer and the Secretary or an Assistant Secretary of the Borrower.

                (f) Corporate Proceedings of Subsidiaries. The Administrative Agent shall have received, and each Lender shall have received substantially concurrently therewith, a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Subsidiary of the Borrower which is a party to a Loan Document to be delivered on such Borrowing Date authorizing the execution, delivery and performance of the Loan Documents to which it is a party to be delivered on such Borrowing Date, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of such Borrowing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                (g) Subsidiary Incumbency Certificates. The Administrative Agent shall have received, and each Lender shall have received a copy thereof substantially concurrently therewith, a certificate of each Subsidiary of the Borrower that is a Loan Party, dated such Borrowing Date, as to the incumbency and signature of the officers of each such Subsidiary executing any Loan Document to be delivered on such Borrowing Date, reasonably satisfactory in form and substance to the Administrative Agent, and executed by the President or any Vice President and the Secretary or an Assistant Secretary of each such Subsidiary.

                (h) Corporate Documents. The Administrative Agent shall have received, and each Lender shall have received substantially concurrently therewith, true and complete copies of the certificate of incorporation and by-laws of each New Acquisition Subsidiary executing any Loan Document to be delivered on such Borrowing Date, certified as of such Borrowing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such New Acquisition Subsidiary.

                (i) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgement and tax lien filings that may have been filed with respect to property and Persons to be acquired in connection with the relevant Permitted Acquisition.

                V.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extensions of credit) is subject to the satisfaction of the following conditions precedent:
                                       44

                (a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

                (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

                (c) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this subsection 5.2 have been satisfied.


                   SECTION VI.  AFFIRMATIVE COVENANTS

                Each of the Parent and the Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Parent and the Borrower shall and in the case of the agreements set forth in subsections 6.3, 6.4, 6.5, 6.6 and 6.8 shall cause each of the Borrower's Subsidiaries to:

                VI.1  Financial Statements.  Furnish to each Lender:

                (a) as soon as available, but in any event within 90 days (or in the case of consolidating statements, 100 days) after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet and consolidating balance sheet information of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated statements of income and changes in Shareholders Equity and of cash flows for such year and the related consolidating statements of income and of cash flows information for such year, setting forth in each case in comparative form the figures for the previous year, reported on, in the case of the consolidated financial statements, without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG Peat Marwick or other independent certified public accountants of nationally recognized standing; and

                (b) as soon as available, but in any event not later than 45 days (or in the case of consolidating statements, 50 days) after the end of each of the first three quarterly periods of each fiscal year of the Parent, a copy of the unaudited consolidated balance sheet and consolidating balance sheet information of the Parent and its consolidated Subsidiaries as at the end of such quarter, the related unaudited consolidated statements of income and changes in Shareholders Equity and of cash flows of the Parent and its consolidated Subsidiaries for such quarter and the related consolidating statements of income and of cash flows information for such year and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b), such financial statements need not contain footnotes) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                VI.2  Certificates; Other Information.  Furnish to each
 Lender:

                (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and 6.1(b), a certificate of a Responsible Officer stating that, to the best of such Officer's knowledge, each of the Parent and the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and setting forth in reasonable detail computations of compliance with the provisions of subsection 7.1 (including, without limitation, any reconciliation of such financial statements with generally accepted accounting principles as utilized in preparing the audited financial statements delivered pursuant to the first sentence of subsection 4.1);

                (b) not later than the last day of January of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared in good faith on the basis of assumptions which the Borrower believes to be reasonable;

                (c) within five days after the same are sent, copies of all financial statements and reports which the Parent or the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Parent or the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

                (d) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.
                                       46

                VI.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or its Subsidiaries, as the case may be.

                VI.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it (except that the Insurance Subsidiary shall be permitted to engage in the business of providing insurance to the Borrower, its Subsidiaries and/or independent contractors doing business with the Borrower and/or any of its Subsidiaries) and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 7.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

                VI.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts (not less than $35,000,000 per occurrence in the case of comprehensive general liability and automobile liability) and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, including, without limitation, insurance covering comprehensive general liability, automobile liability, workers' compensation claims and employer's liability, provided that in the event that the Parent or any of its Subsidiaries self-insures against any risks required to be insured against pursuant to this subsection
6.5 in an aggregate amount in excess of $2,500,000 per occurrence, such self-insurance shall be in amounts satisfactory to the Administrative Agent; and furnish to each Lender, upon written request, full information as to the insurance carried.

                VI.6 Inspection of Property; Books and Records;. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent (acting on its own or at the request of any Lender) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested and to discuss the business, operations, properties and financial and other condition of the Parent and its Subsidiaries with officers and employees of the Parent and its Subsidiaries and with its independent certified public accountants.

                VI.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                (a)  the occurrence of any Default or Event of Default;

                (b) any (i) default or event of default under any material Contractual Obligation of the Parent or any of its Subsidiaries or
        (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                (c) any litigation or proceeding affecting the Parent or any of its Subsidiaries in which (i) the amount involved is $2,500,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought;

                (d) the following events, as soon as possible and in any event within 30 days after the Parent or the Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan; a failure to make any required contribution to a Plan which failure is sufficient to result in the imposition of a Lien on any property of the Borrower pursuant to Section 302(f) or ERISA or Section 412(n) of the Code, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan other than a standard termination pursuant to Section 4041(b) of ERISA; and

                (e) any development or event which could reasonably be expected by the Parent or any of its Subsidiaries to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

                VI.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants, subtenants, agents and subcontractors, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants, subtenants, agents and subcontractors obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

                (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

                VI.9 Additional Subsidiaries. Cause each Subsidiary (other than any Subsidiary permitted pursuant to the first proviso to subsection 7.17) created after the Closing Date and having assets equal to or greater than $500,000 and each Subsidiary which acquires, after the Closing Date, assets which, when aggregated with the assets of such Subsidiary prior to the Closing Date, are equal to or greater than $500,000 to execute a joinder agreement pursuant to which such Subsidiary becomes a party to the Subsidiaries Guarantee.


                       SECTION VII.  NEGATIVE COVENANTS

                Each of the Parent and the Borrower hereby agrees that, so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, each of the Parent and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                VII.1  Financial Condition Covenants.

                (a) Maintenance of Net Worth. Permit Consolidated Net Worth on the last day of any fiscal quarter of the Parent to be less than the sum of (i) $80,000,000, plus (ii) the gross cash proceeds of any issuance of any equity securities received by the Parent or any of its Subsidiaries subsequent to the Closing Date less all legal expenses, commissions and other fees and expenses incurred or to be incurred and all federal, state, local and foreign taxes incurred or to be incurred in connection therewith to the extent such proceeds are included in Consolidated Net Worth, plus (iii) 50% of Cumulative Consolidated Net Income.

                (b) Consolidated Long-Term Indebtedness and Lease Expense to EBITDA and Lease Expense. Permit the ratio (the "Leverage Ratio") of
        (i) the sum of (A) Consolidated Long-Term Indebtedness, (B) the present value of the minimum aggregate rental payments of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, payable under leases (other than Financing Leases, Short Term Leases and Percentage-Based Leases) for tractors, trailers and related equipment entered into or assumed after the Closing Date, discounted at the Implied Interest Rate and (C) then existing Guarantee Obligations permitted by subsection 7.4(f), to (ii) the sum of (A) Consolidated EBITDA for the then most recently ended period of four consecutive quarters and (B) the aggregate rental payments of the Parent and its Subsidiaries during such period, payable under leases (other than Financing Leases, Short Term Leases and Percentage-Based Leases) for tractors, trailers and related equipment entered into or assumed after the Closing Date, at any time to be greater than 3.0 to 1.0.

                (c) Interest Coverage. Permit, for any period ending after the Closing Date of four consecutive fiscal quarters of the Parent, the ratio (the "Coverage Ratio") of (i) the sum of Consolidated Net Income for such period plus income taxes deducted in determining such Consolidated Net Income plus Consolidated Interest Expense for such period to (ii) Consolidated Interest Expense for such period to be less than 4.0 to 1.0.
                                       49

                (d) Fixed Charge Coverage. Permit, for any period ending after the Closing Date of four consecutive fiscal quarters of the Parent, the ratio of (i) the sum of Consolidated EBITDA for such period, minus the amount of expenditures during such period in respect of the purchase or other acquisition of fixed or capital assets permitted pursuant to subsection 7.9 that are not made with Indebtedness described in subsection 7.2(c) to (ii) the sum of Consolidated Interest Expense for such period, plus all principal installments due during such period with respect to Financing Leases to be less than the 1.50 to 1.0.

                VII.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                (a) Indebtedness of the Parent and any of its Subsidiaries under this Agreement and the other Loan Documents;

                (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Subsidiary;

                (c) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance any acquisition of fixed or capital assets permitted by subsection 7.9 (whether pursuant to a loan, a Financing Lease or otherwise); provided that the principal amount of such Indebtedness does not exceed the aggregate purchase price of such property at the time it was acquired, and renewals, extensions and refinancings of such Indebtedness, provided that the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;

                (d)  Indebtedness outstanding on the date hereof and listed on
        Schedule 7.2 and renewals, extensions and refinancings thereof, provided that the amount of such Indebtedness outstanding at the time of such renewal, extension or refinancing is not increased;

                (e) Indebtedness of a Person that becomes a Subsidiary of the Borrower after the date hereof, Indebtedness secured by property or assets acquired by any Subsidiary after the date hereof, Indebtedness assumed in connection with acquisitions of assets permitted by subsection 7.10(g) and any Indebtedness incurred to refinance any such Indebtedness previously referred to in this paragraph, provided that
        (i) such Indebtedness existed at the time such Person became a Subsidiary or such property or assets were acquired, as the case may be, and was not created in anticipation thereof or such Indebtedness is created to refinance any such existing Indebtedness and does not increase the outstanding principal amount thereof, (ii) any such refinanced Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (iii) the other terms and conditions of any such refinanced Indebtedness referred to in this paragraph, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower), provided that nothing in this clause shall be deemed to prevent such

        Indebtedness from being secured by Liens permitted by subsection 7.3(g), and (iv) immediately after giving effect to the acquisition of such Person, property or assets or such refinancing, as the case may be, no Default or Event of Default shall have occurred and be continuing;

                (f) Indebtedness of the Parent, the Borrower or any Subsidiary under any Interest Rate Protection Agreement or any Commodity Price Protection Agreement permitted pursuant to subsection 7.10;

                (g) Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to purchase, repurchase, redeem or retire the Parent's Capital Stock, which Indebtedness is incurred when no Default or Event of Default has occurred and is continuing or would result therefrom and such purchase, repurchase, redemption or retirement is made in compliance with 7.8(i);

                (h) so long as no Default or Event of Default shall have occurred and be continuing, Indebtedness of the Parent to the Borrower or any of its Subsidiaries incurred to cover reasonable and necessary expenses incurred by the Parent in connection with registration, public offerings and exchange listing of securities;

                (i) Indebtedness of the Parent to the Borrower and its Subsidiaries in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are attributable to income, business, properties or activities of, or distribution of earnings by, the Parent or its Subsidiaries; provided that the Parent shall repay such Indebtedness upon receipt of any refunds of such tax payments in an amount equal to such refunds;

                (j) Indebtedness of the Parent to the Borrower and its Subsidiaries (in addition to Indebtedness otherwise permitted by this subsection 7.2) incurred to pay expenses in the ordinary course of business in an aggregate amount not to exceed in any fiscal year, when added to all dividends made by the Borrower pursuant to subsection 7.8(b) during such fiscal year, $250,000;

                (k) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay premiums to insurance companies for directors' and officers' insurance with respect to the Parent;

                (l) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;

                (m) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay directors' fees and expenses to directors of the Parent;

                (n) Indebtedness of the Parent to the Borrower and its Subsidiaries incurred to pay fees owed by the Parent to its transfer agent;

                (o) Indebtedness of the Borrower under unsecured lines of credit not exceeding $25,000,000 in aggregate principal amount at any one time outstanding, provided that no Indebtedness may be created or incurred pursuant to this paragraph unless, after giving effect thereto, the aggregate Available Tranche A Revolving Credit Commitment would be greater than zero;

                (p) Permitted Specified Additional Debt in an aggregate principal amount, when added to the aggregate amount of all then existing Guarantee Obligations permitted by subsection 7.4(f), not to exceed $100,000,000 at any time outstanding;

                (q) Indebtedness of the Parent to the Borrower and its Subsidiaries (in addition to Indebtedness otherwise permitted by this subsection 7.2) the proceeds of which are used to pay fees to the Parent's independent auditors, tax advisors and outside attorneys in the ordinary course of business;

                (r) Indebtedness incurred to exercise purchase options under leases (other than Financing Leases and Short Term Leases) for tractors, trailers and related equipment which leases are assumed or acquired subsequent to September 1, 1995 in connection with Permitted Acquisitions, provided that (i) such Indebtedness is payable with interest and fees at rates consistent with those prevailing in the relevant market at the time of issuance (as determined in good faith by the Borrower), (ii) the other terms and conditions of such Indebtedness, taken as a whole, including, without limitation, the covenants, default provisions and representations and warranties, are not more restrictive than the terms and conditions of this Agreement (as determined in good faith by the Borrower), provided that nothing in this clause shall be deemed to prevent such Indebtedness from being secured by Liens permitted by subsection 7.3(h), and (iii) immediately after giving effect to the exercise of such purchase option, no Default or Event of Default shall have occurred and be continuing;

                (s) Indebtedness of the Operator Financing Subsidiary to the Borrower in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; and

                (t) Additional Indebtedness of the Parent or any of its Subsidiaries not exceeding $5,000,000 in aggregate principal amount at any one time outstanding.

                VII.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                (a) Liens for taxes which are not yet due or which are being contested in good faith by appropriate proceedings or with respect to which the failure to pay could not reasonably be expected to have a Material Adverse Effect, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, supplier's, or other Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

                (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or such Subsidiary;

                (f) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by subsection 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                (g) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 7.2(c) incurred to finance or refinance the acquisition of fixed or capital assets, provided that
        (i) such Liens shall be created substantially simultaneously with the acquisition or refinancing of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the aggregate purchase price of such property at the time it was acquired;

                (h) Liens securing Indebtedness permitted by subsections 7.2(e) and (r) on the property or assets of a corporation which becomes a Subsidiary after the date hereof, on property or assets acquired by any Subsidiary after the date hereof, on assets acquired as permitted by subsection 7.10(g) and on assets previously the subject of leases referred to in subsection 7.2(r), provided that (i) such Liens existed at the time such corporation became a Subsidiary or such property or assets were acquired, as the case may be, and were not created in anticipation thereof or, as the case may be, are created at the time such Indebtedness is assumed or created, (ii) no such Lien is spread to cover any additional property or assets, and
        (iii) the amount of Indebtedness secured thereby is not increased;
                                       53

                (i) Liens of landlords or of mortgagees of landlords arising solely by operation of law, on fixtures located on premises leased in the ordinary course of business, provided that the rental payments secured thereby are not yet due;

                (j) Any attachment, judgment or similar Lien, unless the writ or judgment or other process it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay; and

                (k) Liens on the property or assets of the Insurance Subsidiary securing the payment of claims in the aggregate amount of not more than $40,000,000.

                VII.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except:

                (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 7.4;

                (b)  the Guarantees and Reimbursement Obligations;

                (c) Guarantee Obligations entered into in the ordinary course of business of any obligations (including Financing Leases and operating leases) of the Borrower or any Subsidiary Guarantor;

                (d) Guarantee Obligations of the Borrower and any of its Subsidiaries of loans or advances to employees for moving, relocation, travel and entertainment expenses, drawing accounts and similar expenditures made in the ordinary course of business and in an aggregate amount not exceeding, when added to loans and advances at any time outstanding pursuant to subsection 7.10(c), $2,500,000 outstanding at such time;

                (e) Guarantee Obligations in respect of Interest Rate Protection Agreements and Commodities Price Protection Agreements to the extent permitted pursuant to subsection 7.10;

                (f) Guarantee Obligations of the Parent, the Borrower or any Subsidiary of the Parent in respect of loans made pursuant to the Operator Financing Program which are sold as described in clause (iii) of the definition of such term, provided that such Guarantee Obligations do not, in the aggregate, exceed $50,000,000 at any one time outstanding;

                (g) Guarantee Obligations of the Parent of the performance of obligations of the Borrower or any of its Subsidiaries under Contractual Obligations in existence at the time of any Permitted Acquisition and not created in anticipation thereof under which the Borrower or such Subsidiary becomes obligated as a result of such Permitted Acquisition;

                (h) Guarantee Obligations relating to obligations of any kind of the Borrower, the Parent, or any of the Parent's Subsidiaries that are not prohibited by this Agreement; and
                                       54

                (i) other Guarantee Obligations incurred after the date hereof in an aggregate amount not to exceed $2,000,000 at any one time outstanding.

                VII.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:

                (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that the wholly owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation and provided, further, that if any of such Subsidiaries is a Subsidiary Guarantor, the surviving corporation shall be a Subsidiary Guarantor);

                (b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Subsidiary of the Borrower; and

                (c) the Parent may be merged or consolidated with or into the Borrower or the Borrower may be merged or consolidated with or into the Parent (provided that if the Parent shall be the continuing or surviving corporation, it shall have assumed all of the Borrower's obligations hereunder pursuant to an agreement satisfactory in form and substance to the Administrative Agent).

                VII.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person other than the Borrower or any wholly owned Subsidiary, except:

                (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business;

                (b) the sale or other disposition of any property in the ordinary course of business, provided that (other than inventory and other than dispositions permitted by subsection 7.6(a), (d) or (f)) the aggregate book value of all assets so sold or disposed of in any period of twelve consecutive months shall not exceed 10% of consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve-month period;

                (c)  the sale of inventory in the ordinary course of business;

                (d) the sale or discount without recourse of accounts receivable which are overdue for more than 60 days arising in the ordinary course of business in connection with the compromise or collection thereof;

                (e)  as permitted by subsection 7.5(b);

                (f) any conveyance, sale, lease, assignment, transfer or other disposition of the Capital Stock or assets, of Poole, in either case the net proceeds of which are, within 120 days of receipt thereof, reinvested in a business of a type permitted by subsection
        7.16 or otherwise utilized in the business of the Borrower and its Subsidiaries; and

                (g) the sale (without recourse to the Operator Financing Subsidiary) of loans made pursuant to the Operator Financing Program by the Operator Financing Subsidiary to Persons other than the Parent and its Subsidiaries.

                VII.7 Limitation on Leases. Permit (a) Consolidated Lease Expense (other than under Leases for tractors, trailers and related equipment) for any fiscal year of the Borrower to exceed $20,000,000 or (b) Consolidated Lease Expense with respect to Short Term Leases in any fiscal year of the Borrower to exceed $30,000,000.

                VII.8 Limitation on Dividends. Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or the Parent) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or the Parent, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, the Borrower or any Subsidiary except that:

                (a) the Borrower may pay cash dividends to the Parent in an amount sufficient to pay tax liabilities of the Parent which are paid in cash by the Parent to any taxing authority and which are attributable to income, business, properties or activities of or distribution of earnings by, the Parent or its Subsidiaries; provided that the Parent shall contribute to the Borrower the amount of any refunds of such tax payments upon receipt thereof;

                (b) the Borrower may pay cash dividends to the Parent, in addition to dividends otherwise permitted by this subsection 7.8, to enable the Parent to pay expenses in the ordinary course of business in an aggregate amount not to exceed in any fiscal year, when added to all Indebtedness of the Parent incurred in such fiscal year pursuant to subsection 7.2(j), $250,000;

                (c) the Borrower may pay cash dividends to the Parent to enable the Parent to pay premiums to insurance companies for directors' and officers' insurance with respect to the Parent;

                (d) the Borrower may pay cash dividends to the Parent to enable the Parent to pay for the printing and distribution of financial reports of the Parent, proxy solicitations and other communications with shareholders of the Parent and for filings with the Securities and Exchange Commission and costs directly related to the annual meeting of shareholders of the Parent;

                (e) the Borrower may pay cash dividends to the Parent to enable the Parent to pay directors' fees and expenses to directors of the Parent;

                (f) the Borrower may pay cash dividends to the Parent to enable the Parent to pay fees owed by the Parent to its transfer agent;

                (g) the Borrower may pay cash dividends to the Parent to pay fees to the Parent's independent auditors, tax advisors and outside attorneys in the ordinary course of business;

                (h) the Borrower may pay cash dividends to the Parent to pay obligations of the Parent incurred under any Interest Rate Protection Agreement or Commodity Price Protection Agreement permitted pursuant to subsection 7.10(i); and

                (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to the Parent, and the Parent may purchase, repurchase, redeem or retire any share of its Capital Stock and/or pay cash dividends to its shareholders.

                VII.9 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding (i) any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations or which are payable from the proceeds of insurance received by the Parent, the Borrower or any Subsidiary, (ii) any such asset to the extent it is acquired with the net proceeds of any assets conveyed, sold, leased, assigned, transferred or disposed of pursuant to subsection 7.6(f), (iii) any such asset acquired in connection with a Permitted Acquisition and (iv) any such asset constituting a tractor, trailer or related item of transportation equipment acquired for the purpose of reselling the same to an independent contractor doing business with the Borrower and its Subsidiaries but only to the extent that the purchase price of such tractor, trailer or related item of equipment, when added to the aggregate purchase price of all such other tractors, trailers and related items of equipment then owned by the Borrower and its Subsidiaries, does not exceed $5,000,000) except for expenditures in the ordinary course of business not exceeding, when added to the value of all assets (determined as set forth in the leases with respect thereto) rented under leases (other than Financing Leases and Short Term Leases) for tractors, trailers and related equipment entered into during any fiscal year of the Parent, in the aggregate for the Parent and its Subsidiaries during any such fiscal year, the amount of $60,000,000, provided, that, in the event that the amount permitted pursuant to this subsection for any fiscal year exceeds the actual amount of all capital expenditures for such fiscal year (whether permitted by virtue of a carry-over pursuant to this proviso or otherwise), the amount of such excess up to an amount not to exceed $5,000,000 may be carried over for expenditure in that portion of the fiscal year immediately following such fiscal year that follows delivery of the financial statements delivered pursuant to subsection 6.1(a) with respect to such fiscal year.

                VII.10 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                (a) extensions of trade credit in the ordinary course of business;

                (b) investments in Cash Equivalents, investments by the Insurance Subsidiary in Permitted Insurance Company Investments and investments by the Offshore Joint Venture in Permitted Insurance Company Investments;

                (c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries (other than Poole) not to exceed, when added to Guarantee Obligations at any time outstanding pursuant to subsection 7.4(d), $5,000,000 outstanding at such time;

                (d) investments by the Parent in the Borrower or any Subsidiary Guarantor, investments by the Borrower in any Subsidiary Guarantor and investments by any Subsidiary in the Borrower or in any Subsidiary Guarantor;

                (e) advances in the ordinary course of business (excluding those permitted by subsection 7.10(l)) to any independent contractor performing services for it or for any of its agents not to exceed $10,000,000 in the aggregate for the Parent and its Subsidiaries at any time outstanding maturing not later than three years after the incurrence thereof;

                (f)  short term loans (excluding those permitted by subsection
        7.10 (l)) and compensation advances to any independent contractor performing services for it or for any of its agents made in the ordinary course of business that do not exceed the projected revenues to be paid to such independent contractor within two months of such loans or advances, and in the case of loans, which mature not later than two months after the making of such loans;

                (g) any acquisition of all or a portion of the assets or Capital Stock of any Person that constitutes a business engaged primarily in the same business in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or a business that is directly related thereto, provided that (i) the aggregate purchase price paid by the Borrower for each such acquisition (including the amount of any deferred purchase price, and all amounts applied within one year of the consummation of such acquisition to the refinancing of any Financing Leases to which such assets or Person is subject on the date of the consummation of such acquisition, other than Indebtedness so applied to such refinancing) shall not exceed $75,000,000, it being understood that a series of related transactions that are acquisitions of assets or Capital Stock of the same Person or business shall constitute a single acquisition for the purposes of this clause (i); (ii) neither the Borrower nor any Subsidiary shall offer to purchase more than 10% of the Capital Stock of such Person in connection with any such acquisition unless such transaction has been approved by either all the Lenders or a majority of the board of directors of such Person; and (iii) the requirements of subsection 7.1 would be satisfied by the Parent and its Subsidiaries on a pro forma combined basis as at the end of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to subsection 6.1 if each such acquisition had been completed on or prior to the first day of the four fiscal quarter period ended with such most recently ended fiscal quarter (excluding in such pro forma calculation any extraordinary or non-recurring items related to such acquisition).

                (h) investments in notes and other securities received in the settlement of overdue debts and accounts payable in the ordinary course of business and for amounts which, individually or in the aggregate, do not exceed $3,000,000 at any time outstanding;

                (i) investments by the Borrower or any of its Subsidiaries in Commodity Price Protection Agreements and Interest Rate Protection Agreements; provided such investments in such Commodity Price Protection Agreements are made solely for the purpose of hedging purchase prices of fuel and not for speculation;

                (j) investments of the Borrower or any Subsidiary in the Parent that constitute Indebtedness of the Parent pursuant to subsection 7.2(g)-(n) or (q).

                (k) investments, loans and advances by the Borrower in an amount not to exceed $7,500,000 in the aggregate in connection with the formation of partnerships, limited liability companies, joint ventures and other business organizations that do not constitute Subsidiaries;

                (l) investments, loans and/or advances by the Borrower in or to the Financing Vehicle (as such term is defined in the definition of Operator Financing Program) in an aggregate amount not to exceed $10,000,000 at any one time outstanding, the proceeds of which shall be used to make loans to independent contractors pursuant to the Operator Financing Program, and, if the Financing Vehicle is the Operator Financing Subsidiary, loans by such Subsidiary to independent contractors pursuant to such Program; and

                (m) other investments not to exceed $1,000,000 at any one time outstanding.

                VII.11 Limitation on Optional Payments and Modifications of Debt Instruments. (a) Make any optional payment or prepayment on or redemption of any Indebtedness (other than (i) the Loans, (ii) Indebtedness incurred pursuant to subsection 7.2(c) and (iii) Financing Leases that are refinanced with Indebtedness incurred pursuant to subsection 7.2(c)) or (b) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment or principal of or interest on any such Indebtedness (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon).

                VII.12 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Parent, the Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Parent's, the Borrower's or such Subsidiary's business and (c) upon fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

                VII.13 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary except with respect to any such transactions which shall not have an aggregate fair market value in excess of $10,000,000 in any fiscal year and $15,000,000 in the aggregate; provided, however, that, in addition to the foregoing the Borrower may enter into such an arrangement in respect of its headquarters in Jacksonville, Florida for aggregate consideration of up to $20,000,000.

                VII.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of the Borrower or the Parent to end on a day other than the last Saturday in December.

                VII.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement (i) other than (a) this Agreement, (b) any industrial revenue bonds, purchase money mortgages or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) in respect of Permitted Specified Additional Debt, which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or (ii) in respect of Permitted Specified Additional Debt that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower to the Administrative Agent or any Lender hereunder or under any Note (including, without limitation, any advances or extensions of credit made hereunder prior to or subsequent to the creation of such Lien) or to secure any Loan Party's obligations to the Administrative Agent or any Lender under any Loan Document to which it is a party.

                VII.16 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are directly related thereto (including purchasing and selling of tractors, trailers and related transportation equipment, operating the Operator Financing Program, warehousing, logistics, brokerage, freight forwarding, common carriage, contract carriage, dispatching, transportation out-sourcing services, intermodal business, surface expedited business, consulting on transportation matters, and truck stops operated primarily to service vehicles operated by or for the Borrower and its Subsidiaries), provided that, subject to the other provisions of this Agreement, the foregoing shall not prohibit the Borrower or any Subsidiary from entering into the partnership or joint venture permitted pursuant to subsection 7.10(k); provided, further, that the Insurance Subsidiary shall be permitted to engage in the business of providing insurance to the Borrower, its Subsidiaries and/or independent contractors doing business with the Borrower and/or any of its Subsidiaries provided that, in the case of insurance for independent contractors, the premiums charged by the Insurance Subsidiary in connection therewith are consistent in all material respects with those prevailing in the industry for similar risks (based on the good faith judgment of the Insurance Subsidiary).

                VII.17 Limitation on Formation of Subsidiaries. Form any Subsidiary on or after the Closing Date under the laws of any jurisdiction other than any state of the United States of America; provided that the Borrower shall be permitted to form Subsidiaries under the laws of Mexico or Canada if the aggregate assets of all such Subsidiaries do not at any time exceed an amount equal to $5,000,000; provided, further, that the Borrower shall be permitted to form the Insurance Subsidiary and the Offshore Joint Venture.

                VII.18 Limitation on Non-Guarantor Subsidiaries. Permit at any time Subsidiaries (other than the Operator Financing Subsidiary) that are not parties to the Subsidiaries Guarantee to have assets equal to more than $10,000,000 in the aggregate.


                       SECTION VIII.  EVENTS OF DEFAULT

                If any of the following events shall occur and be continuing:

                (a) The Borrower shall fail to pay any principal of any Note or the Borrower or any Subsidiary Guarantor shall fail to pay any Reimbursement Obligation when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or the Borrower or the relevant Subsidiary Guarantor shall fail to pay any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

                (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in subsection 6.9 or Section 7 of this Agreement, Section 11 of the Parent Guarantee (to the extent such Section incorporates by reference the covenants contained in subsection 6.9 or Section 7 hereof), Section 11 of the Subsidiary Guarantee (to the extent such Section incorporates by reference the covenants contained in subsection 6.9 or Section 7 hereof) or Section 11 of the L/C Guarantee (to the extent such Section incorporates by reference the covenants contained in subsection 6.9 or
        Section 7 hereof); or

                (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

                (e)  The Parent, the Borrower or any of its Subsidiaries shall
        (i) default in any payment of principal of or interest of any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, the aggregate principal amount of which exceeds $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

                (f) (i) The Parent, the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
        (iii) above; or (v) the Parent, the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA,
        (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall incur, or is reasonably likely to incur, any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to subject the Borrower, or any Commonly Controlled Entity to any tax, penalty or other liabilities in an aggregate amount in excess of $10,000,000; or

                (h) One or more judgments or decrees shall be entered against the Parent, the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

                (i) Any Guarantee shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert in writing; or

                (j) (i) The Parent shall cease to own, free and clear of any Liens, 100% of the Capital Stock of the Borrower or (ii) any Person or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (A) shall have acquired beneficial ownership of 25% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of the Parent or (B) shall obtain the power (whether or not exercised) to elect a majority of the Parent's directors or (iii) the Board of Directors of the Parent shall not consist of a majority of Continuing Directors; as used in this paragraph "Continuing Directors" shall mean the directors of the Parent on the Closing Date and each other director, if such other director's nomination for election to the Board of Directors of the Parent is recommended by a majority of the then Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in the next succeeding paragraph, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes (including, without limitation, all amounts of L/C Obligations, which shall be applied as set forth in the next succeeding paragraph, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

                With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

                Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                  SECTION IX.  THE ADMINISTRATIVE AGENT

                IX.1 Appointment. Each Lender hereby irrevocably designates and appoints The Chase Manhattan Bank as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender
                                       64
irrevocably authorizes The Chase Manhattan Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                IX.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                IX.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

                IX.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

                IX.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                IX.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                IX.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                IX.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                IX.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders, agreeing to become a successor agent, a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                          SECTION X.  MISCELLANEOUS

                X.1 Amendments and Waivers. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders (receipt of which has been confirmed in writing by the

Administrative Agent to the Borrower), the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Notes and the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent or (iv) amend, modify or waive any provision of Section 3 without the written consent of the then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

                X.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Parent and the Administrative Agent, and as set forth in Schedule 1.1(a) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

                The Borrower:        Landstar System Holdings, Inc.
                                     4160 Woodcock Drive
                                     Jacksonville, Florida 32207
                                     Attention:  Vice President and
                                                 Chief Financial Officer
                                     Telecopy:   (904) 390-1323

                The Parent:        Landstar System, Inc.
                                   4160 Woodcock Drive
                                   Jacksonville, Florida 32207

                                   Attention:  Vice President and
                                               Chief Financial Officer
                                   Telecopy:   (904) 390-1323


  The Administrative Agent:        The Chase Manhattan Bank
                                   270 Park Avenue
                                   New York, New York 10017
                                   Attention:  Rosemary Bradley
                                   Telecopy:  (212) 972-9854

            With a copy to:        The Chase Manhattan Bank
                                   Administrative Agent Services Corporation
                                   One Chase Manhattan Plaza, 8th Floor
                                   New York, New York 10081
                                   Attention:  Mahin Gandomi
                                   Telecopy:  (212) 552-4567

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.3, 2.5, 2.7, 2.12 or 3.2 shall not be effective until received.

                X.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                X.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

                X.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders (but excluding any transfer or similar taxes arising solely from the event of an assignment by a Lender under subsection 10.6(c)), (c) to pay, indemnify, and hold each Lender and the

Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents (but excluding any such taxes arising solely from the event of an assignment by a Lender under subsection 10.6(c)), and (d) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or any such Lender or (ii) legal proceedings commenced against the Administrative Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clause
(c) above, the Borrower shall have no obligation under this subsection 10.5 to the Administrative Agent or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

                X.6  Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents, provided, that the amount of the Commitment sold to such Participant pursuant to such participation (determined as of the date of the Assignment and Assumption with respect to such participation) shall not be less than $2,500,000. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents and such Participant shall have no right to approve any amendment or waiver of any provision of any Loan Document, or to consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would extend the maturity of or reduce the principal of, or interest on, the Notes or any fees payable hereunder, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.14 and 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of subsection 2.15, such Participant shall have complied with the requirements of said subsection and provided, further, that the Borrower shall not be required to pay, in respect of the amount of the participation transferred by such transferor Lender to such Participant, any greater amount pursuant to any such subsections than the Borrower would have been required to pay in respect of the amount of the Loans subject to such participation had no such transfer occurred.

                (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which shall not be unreasonably withheld), to an additional bank or financial institutions (an "Assignee") all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, that (i) the amount of the Tranche A Revolving Credit Commitment of the assigning Lender assigned pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall not be less than $2,500,000 and (ii) the Tranche A Revolving Credit Percentage assigned pursuant to such assignment shall equal the Tranche B Revolving Credit Percentage assigned pursuant to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto and shall have no further rights except as set forth in the Assignment and Acceptance).

                (d) The Administrative Agent shall maintain at its address referred to in subsection 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note of the assigning Lender) a new Revolving Credit Note to the order of such Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Revolving Credit Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                (f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

                (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note, together with its rights hereunder, to any Federal Reserve Bank in accordance with applicable law.

                X.7 Adjustments; Set-off. (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans or the Reimbursement Obligations owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes and the expiration of any applicable period of grace provided for herein or in the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                X.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                X.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                X.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Parent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                X.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                X.12 Submission To Jurisdiction; Waivers. Each of the Parent and the Borrower hereby irrevocably and unconditionally:

                (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Parent or the Borrower, as applicable, at its address set forth in subsection 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                X.13 Acknowledgements. Each of the Borrower and the Parent hereby acknowledges that:

                (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

                (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the Parent, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Parent and the Lenders.

                X.14 WAIVERS OF JURY TRIAL. THE PARENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                X.15 Confidentiality. Each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of information designated in writing as confidential and provided to it by the Parent, the Borrower or any Subsidiary in connection with this Agreement or any other Loan Document; provided, however, that any Lender may disclose such information (a) at the request of any regulatory authority or in connection with an examination of such Lender by any such authority, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the discretion of any other Governmental Authority, (e) to such Lender's Affiliates and independent auditors and other professional advisors or (f) to any Transferee or potential Transferee; provided that such Transferee agrees to comply with the provisions of this subsection 10.15.

                X.16 Matters Relating to Insurance Subsidiary. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Insurance Subsidiary shall be deemed not to be a Loan Party hereunder (and shall not have the right to request that Letters of Credit be issued for its account) until such date as the Administrative Agent receives a certificate from the Insurance Subsidiary stating that all of the representations and warranties applicable to the Insurance Subsidiary under
Section 4 hereof are true and current in all material respects and at such date the Insurance Subsidiary will be deemed a Loan Party hereunder.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                   LANDSTAR SYSTEM HOLDINGS, INC.

                                                               By:  __________
                      Title:


                   LANDSTAR SYSTEM, INC.

                                                               By:  __________
                      Title:


                   THE CHASE MANHATTAN BANK,
                    as Administrative Agent and as a Lender

                                                               By:  __________
                     Title:


                   ABN AMRO BANK N.V.

                                                               By:  __________
                     Title:

                                                               By:  __________
                     Title:


                   AMSOUTH BANK

                                                               By:  __________
                     Title:



                   BANKBOSTON

                                                               By:  __________
                     Title:



                   BANK OF NEW YORK

                                                               By:  __________
                     Title:

                   BARNETT BANK

                                                               By:  __________
                     Title:


                   FIRST UNION NATIONAL BANK

                                                               By:  __________
                     Title:


                   FLEET NATIONAL BANK

                                                               By:  __________
                     Title:


                   THE LONG TERM CREDIT BANK OF JAPAN,
                     LIMITED, NEW YORK BRANCH

                                                               By:  __________
                     Title:


                   NATIONSBANK, N.A.


                                                               By:____________
                      Title:


                   PNC BANK, N.A.


                                                               By:____________
                      Title:


                   SUNTRUST BANK, NORTH FLORIDA, N.A.


                   By:________________________________________________________
                      Title:

                   LANDSTAR CAPACITY SERVICES, INC.

                   LANDSTAR CARRIER SERVICES, INC.
                   (f.k.a. Landstar Expedited, Inc.)

                   LANDSTAR CORPORATE SERVICES, INC.

                   LANDSTAR EXPRESS AMERICA, INC.

                   LANDSTAR GEMINI, INC.
                   (f.k.a. Gemini Transportation Services, Inc.)

                   LANDSTAR GEMINI ACQUISITION CORP.

                   LANDSTAR INWAY, INC.
                   (f.k.a. Independent Freightway, Inc.)

                   LANDSTAR LIGON, INC.
                   (f.k.a. Ligon Nationwide, Inc.)

                   LANDSTAR LOGISTICS, INC.
                   (f.k.a. Landstar Transportation Service, Inc.)

                   LANDSTAR POOLE, INC.
                   (f.k.a. Poole Truck Line, Inc.)

                   LANDSTAR RANGER, INC.
                   (f.k.a. Ranger Transportation, Inc.)

                   LANDSTAR T.L.C., INC.

                   RISK MANAGEMENT CLAIM SERVICES, INC.

                   SIGNATURE INSURANCE COMPANY



                   by:________________________________________________________
                       Title:

                                                            SCHEDULE 1.1(a) TO
                                                              CREDIT AGREEMENT
                                                            ------------------

                                 COMMITTMENTS


                                   Trance A Revolving       Trance B Revolving
Name and Address of Lender         Credit Commitment        Credit Commitment
---------------------------        ------------------       ------------------

The Chase Manhattan Bank                  $15,750,000               $5,250,000
270 Park Avenue
47th Floor
New York, New York 10017
Attention: Rosemary Bradley
Facsimile:  (212) 972-9854

ABN Amro Bank N.V.                        $ 9,750,000               $3,250,000
One Ravinia Drive
Suite 1200
Atlanta, Georgia 30346
Attention: Nick Weaver
Facsimile: (770) 399-7397

Amsouth Bank                              $14,250,000               $4,750,000
1900 Fifth Avenue, North
7th Floor
Birmingham, Alabama 35203
Attention: Bryan Grantham
Facsimile: (205) 326-5601

The Bank of New York                      $ 9,750,000               $3,250,000
One Wall Street
New York, New York 10286
Attention: David Siegel
Facsimile: (212) 835-6434

BankBoston, N.A.                          $14,250,000               $4,750,000
100 Federal Street
Mailstop 01-08-01
Boston, Massachusetts 02110
Attention: Michael Blake
Facsimile: (617) 434-1955

Barnett Bank, N.A.                        $ 9,750,000               $3,250,000
50 North Laura Street
24th Floor
Jacksonville, Florida 32202
Attention: Alan Ennis
Facsimile: (904) 791-5645

                                   Trance A Revolving       Trance B Revolving
Name and Address of Lender         Credit Commitment        Credit Commitment
---------------------------        ------------------       ------------------

First Union National Bank                 $14,250,000               $4,750,000
225 Water Street
MS FL/0074
Jacksonville, Florida 32202
Attention: Michael Carlin
Facsimile: (904) 361-2037

Fleet National Bank                       $14,250,000               $4,750,000
One Landmark Square
Stamford, Connecticut 06901
Attention: John Raleigh
Facsimile: (203) 964-4850

The Long Term Credit Bank of Japan,       $ 9,750,000               $3,250,000
Limited, New York Branch
165 Broadway
49th Floor
New York, New York 10006
Attention: Greg Hong
Facsimile: (212) 608-2371

NationsBank, N.A.                         $14,250,000               $4,750,000
600 Peachtree Street, N.E.
21st Floor
Atlanta, Georgia 30308
Attention: Nancy Goldman
Facsimile: (404) 607-6484

PNC Bank, N.A.                            $ 9,750,000               $3,250,000
500 West Jefferson
8th Floor
Louisville, Kentucky 40202
Attention: Ralph Bowman
Facsimile: (502) 581-2302

SunTrust Bank, North Florida, N.A.        $14,250,000               $4,750,000
200 West Forsyth Street
Jacksonville, Florida 32202
Attention: Bill Buchholz
Facsimile: (904) 632-2874

                                                            SCHEDULE 1.1(b) TO
                                                              CREDIT AGREEMENT
                                                            ------------------

                            SUBSIDIARY GUARANTORS


Landstar Capacity Services, Inc.

Landstar Carrier Services, Inc. (f.k.a. Landstar Expedited, Inc.)

Landstar Corporate Services, Inc.

Landstar Express America, Inc.

Landstar Gemini Acquisition Corp.

Landstar Gemini, Inc. (f.k.a. Gemini Transportation Services, Inc.)

Landstar Inway, Inc. (f.k.a. Independent Freightway, Inc.)

Landstar Ligon, Inc. (f.k.a. Ligon Nationwide, Inc.)

Landstar Logistics, Inc. (f.k.a. Landstar Transportation Services, Inc.

Landstar Poole, Inc. (f.k.a. Poole Truck Line, Inc.)

Landstar Ranger, Inc. (f.k.a. Ranger Transportation Services, Inc.)

Landstar T.L.C., Inc.

Risk Management Claim Services, Inc.

                                                            SCHEDULE 1.1(c) TO
                                                              CREDIT AGREEMENT
                                                            ------------------

                            PRICING GRID (in bps)




       LEVERAGE RATIO               ABR MARGIN   LIBOR MARGIN   COMMITMENT FEE
       --------------               ----------   ------------   --------------

Greater than 2.25 to 1                    0           50.0            15.0


Less than or equal to 2.25 to 1           0           37.5            12.5
but greater than 1.0 to 1


Less than or equal to 1.0 to 1            0           32.0            10.0

                                                              SCHEDULE 4.15 TO
                                                              CREDIT AGREEMENT
                                                            ------------------

                                 SUBSIDIARIES
                                 -------------

                                                               JURISDICTION OF
DIRECT SUBSIDIARIES OF PARENT                                    INCORPORATION
------------------------------                                 ---------------

Landstar System Holdings, Inc.                                        Delaware




                                                               JURISDICTION OF
DIRECT SUBSIDIARIES OF BORROWER                                  INCORPORATION
------------------------------                                 ---------------

Landstar Capacity Services, Inc.                                      Delaware

Landstar Carrier Services, Inc. (fka Landstar Expedited, Inc.)        Delaware

Landstar Contractor Financing, Inc.                                   Delaware

Landstar Express America, Inc.                                  North Carolina

Landstar Inway, Inc. (fka Independent Freightway, Inc.)               Delaware

Landstar Ligon, Inc. (fka Ligon Nationwide, Inc.)                     Delaware

Landstar Logistics, Inc. (fka Landstar Transportation Services, Inc.) Delaware

Landstar Poole, Inc. (fka Poole Truck Line, Inc.)                      Alabama

Landstar Ranger, Inc. (fka Ranger Transportation, Inc.)               Delaware

Risk Management Claim Services, Inc.                                  Kentucky

Signature Insurance Company                                     Cayman Islands

INDIRECT                                                       JURISDICTION OF
SUBSIDIARIES OF BORROWER                                         INCORPORATION
------------------------                                       ---------------

Landstar Corporate Services, Inc.                                     Delaware

Landstar Gemini Acquisition Corp.                                     Delaware

Landstar Gemini, Inc. (fka Gemini Transportation Services, Inc.)      Delaware

Landstar T.L.C., Inc.                                                 Delaware

                                                                SCHEDULE 7.2



                            EXISTING INDEBTEDNESS


Indebtedness of Landstar System, Inc.:
--------------------------------------

Indebtedness of Landstar System, Inc. to Landstar System Holdings, Inc. not exceeding $2,000,000.



Indebtedness of Landstar System Holdings, Inc.
----------------------------------------------

Indebtedness under the Existing Credit Agreement

        $18,500,000 under Tranche B Revolving Credit Loans

                                                                SCHEDULE 7.3



                                EXISTING LIENS


None.

                                                                SCHEDULE 7.4



                        EXISTING GUARANTEE OBLIGATIONS


None.

                                                                 EXHIBIT A-1 TO
                                                               CREDIT AGREEMENT




                   FORM OF TRANCHE A REVOLVING CREDIT NOTE




$______________                                              New York, New York
                                                               October 10, 1997


                FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of _________________________(the "Lender") on the Termination Date, at the office of The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) ______________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Tranche A Revolving Credit Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money, from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in subsection 2.9 of the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto and The Chase Manhattan Bank, as administrative agent (as the same may from time to time be amended, modified or supplemented, the "Credit Amendment"; terms defined therein being used herein as so defined).

                This Note is one of the Tranche A Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein.

                The holder of this Note is authorized to record the date, amount and Type of each Tranche A Revolving Credit Loan made by the Lender to the Borrower pursuant to subsection 2.1(a) of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof, and the length of each Interest Period with respect thereto, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender's internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee.

                Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

                The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

                THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                                LANDSTAR SYSTEM HOLDINGS, INC.




                                                By____________________________
                                                Title:

                                                                    SCHEDULE A
                                                                       To Note




                       LOANS, CONVERSIONS AND PAYMENTS
                          WITH RESPECT TO ABR LOANS


         Amount of ABR       Amount of ABR         Unpaid
         Loans Made or       Loans Paid            Principal
         Converted from      or Converted into     Balance of       Notation
Date     Eurodollar Loans    Eurodollar Loans      ABR Loans        Made by
-----    ----------------    ------------------    -----------      --------

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

                                                                    SCHEDULE B
                                                                       To Note




                       LOANS, CONVERSIONS AND PAYMENTS
                      WITH RESPECT TO EURODOLLAR LOANS

                         Interest
        Amount of        Period and   Amount of          Unpaid
        Eurodollar       Eurodollar   Eurodollar         Principal
        Loans Made or    Rate with    Loans Paid         Balance of
        Converted from   Respect      or Converted into  Eurodollar   Notation
Date    ABR Loans        Thereto      ABR Loans          Loans        Made By
-----   --------------   ----------   -----------------  ----------   --------

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

                                                                EXHIBIT A-2 TO
                                                              CREDIT AGREEMENT



                   FORM OF TRANCHE B REVOLVING CREDIT NOTE


$______________                                             New York, New York
                                                              October 10, 1997


                FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of ________________________ (the "Lender") on the Termination Date, at the office of The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) _______________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Tranche B Revolving Credit Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money, from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in subsection 2.9 of the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto and The Chase Manhattan Bank, as administrative agent (as the same may from time to time be amended, modified or supplemented, the "Credit Amendment"; terms defined therein being used herein as so defined).

                This Note is one of the Tranche B Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein.

                The holder of this Note is authorized to record the date, amount and Type of each Tranche B Revolving Credit Loan made by the Lender to the Borrower pursuant to subsection 2.1(b) of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof, and the length of each Interest Period with respect thereto, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender's internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee.

                Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

                The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

                THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                    LANDSTAR SYSTEM HOLDINGS, INC.



                                    By________________________________________
                                    Title:

                                                                    SCHEDULE A
                                                                       To Note




                       LOANS, CONVERSIONS AND PAYMENTS
                          WITH RESPECT TO ABR LOANS


         Amount of ABR       Amount of ABR         Unpaid
         Loans Made or       Loans Paid            Principal
         Converted from      or Converted into     Balance of       Notation
Date     Eurodollar Loans    Eurodollar Loans      ABR Loans        Made by
-----    ----------------    ------------------    -----------      --------

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

______    _______________    __________________    ___________      ________

                                                                    SCHEDULE B
                                                                       To Note




                       LOANS, CONVERSIONS AND PAYMENTS
                      WITH RESPECT TO EURODOLLAR LOANS

                         Interest
        Amount of        Period and   Amount of          Unpaid
        Eurodollar       Eurodollar   Eurodollar         Principal
        Loans Made or    Rate with    Loans Paid         Balance of
        Converted from   Respect      or Converted into  Eurodollar   Notation
Date    ABR Loans        Thereto      ABR Loans          Loans        Made By
-----   --------------   ----------   -----------------  ----------   --------

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

______  _____________   ___________   ___________        __________   ________

                                                                  EXHIBIT B TO
                                                              CREDIT AGREEMENT



                           FORM OF SWING LINE NOTE


$5,000,000                                                  New York, New York
                                                              October 10, 1997


                FOR VALUE RECEIVED, LANDSTAR SYSTEM HOLDINGS, INC., a Delaware corporation (the "Borrower"), promises to pay to the order of THE CHASE MANHATTAN BANK (the "Lender") on the Termination Date, at its offices at 270 Park Avenue, New York, New York 10017, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) FIVE MILLION DOLLARS ($5,000,000) and (b) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower. The Borrower further agrees to pay interest at said office, in like money, from the date hereof on the unpaid principal amount hereof at the rates and on the dates specified in subsection 2.9 of the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lender, the several other banks and other financial institutions from time to time parties thereto and The Chase Manhattan Bank, as administrative agent (as the same may from time to time be amended, modified or supplemented, the "Credit Amendment"; terms defined therein being used herein as so defined).

                This Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein.

                The holder of this Note is authorized to record the date and amount of each Swing Line Loan made by the Lender to the Borrower pursuant to subsection 2.6 of the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed hereto and made a part hereof, and any such recordation or any such information recorded on such Lender's internal books and records and then attached to this Note in the form of the schedule attached hereto shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                Payment and performance of this Note is guaranteed as set forth in the Subsidiaries Guarantee and the Parent Guarantee.

                Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

                The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

                THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                                    LANDSTAR SYSTEM HOLDINGS, INC.



                                    By_______________________________________
                                    Title:

                                                                    SCHEDULE A
                                                                       To Note


                              LOANS AND PAYMENTS

                                                     Unpaid
                                                     Principal
                                                     Balance
          Amount of             Amount of Swing      of Swing        Notation
Date      Swing Line Loans      Line Loans Paid      Line Loans      Made By
-----     ----------------      ---------------      ----------      --------

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

_____     ________________      _______________      __________      ________

                                                                EXHIBIT C-1 TO
                                                              CREDIT AGREEMENT


             FORM OF SECOND AMENDED AND RESTATED PARENT GUARANTEE


SECOND AMENDED AND RESTATED PARENT GUARANTEE, dated as of October 10, 1997, by LANDSTAR SYSTEM, INC., a Delaware corporation (the "Guarantor"), in favor of THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders (the "Lenders") that are parties to the Credit Agreement described below.


                            W I T N E S S E T H :


                WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the "Borrower"), is party to the Amended and Restated Credit Agreement, dated as of October 7, 1994, with Landstar System, Inc., the Administrative Agent and the lenders parties thereto (as amended, the "Existing Credit Agreement");

                WHEREAS, the Existing Credit Agreement is being amended and restated pursuant to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among the Borrower, the Guarantor, the Subsidiaries of the Borrower signatories thereto, the Lenders and the Administrative Agent (the "Credit Agreement");

                WHEREAS, in connection with the Existing Credit Agreement, the Guarantor previously executed and delivered to the Administrative Agent the Amended and Restated Parent Guarantee, dated as of October 7, 1994 (the "Existing Parent Guarantee");

                WHEREAS, the Guarantor owns directly all of the issued and outstanding stock of the Borrower and expects to derive substantial benefits from the Credit Agreement;

                WHEREAS, in connection with the Credit Agreement, the Guarantor, the Administrative Agent and the beneficiaries of the Existing Parent Guarantee wish to amend and restate the Existing Parent Guarantee as hereinafter set forth.

                NOW, THEREFORE, in consideration of the premises, the Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree that, effective as of the Closing Date, the Existing Parent Guarantee is hereby restated in its entirety as follows:


                I. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

                "Guarantee" shall mean this Second Amended and Restated Parent Guarantee, as amended, supplemented or otherwise modified from time to time.

                "Obligations" shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Applications, any Interest Rate Protection Agreements entered into with any Lender in respect of the Loans, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement) or otherwise.

                2. Guarantee (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee.

                (b) No payment or payments made by the Borrower, the Guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Commitment is terminated.

                (c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

                3.  Right of Set-off.  Upon the occurrence of any Event of

Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of the Guarantor to such Lender hereunder and claims of every nature and description of such Lender against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the Notes, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify the Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

                4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent or any Lender against the Company or against the Administrative Agent or any Lender for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Borrower to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Commitments.

                5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the

Administrative Agent or any Lender and the Credit Agreement, the Notes, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or the Guarantor and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any other Loan Document, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitment shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

                7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A.

                9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in
Section 4 of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower's knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor's knowledge.

                10. The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

                11. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 6 or 7 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.

                12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                14. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

                16. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent or the Lenders or, in the case of the Guarantor, to the following address:

                                Landstar System, Inc.
                                4160 Woodcock Drive
                                Jacksonville, Florida 32207
                                Attention: Chief Financial Officer
                                Telecopy: (904) 390-1323

                17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


                IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.


                                       LANDSTAR SYSTEM, INC.



                                       By:____________________________________
                                        Title:

                                                                EXHIBIT C-2 TO
                                                              CREDIT AGREEMENT


          FORM OF SECOND AMENDED AND RESTATED SUBSIDIARIES GUARANTEE


                SECOND AMENDED AND RESTATED SUBSIDIARIES GUARANTEE, dated as of October 10, 1997, by each of the corporations that are signatories hereto (the "Subsidiary Guarantors") in favor of THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders (the "Lenders") that are parties to the Credit Agreement described below.


                            W I T N E S S E T H :


                WHEREAS, Landstar System Holdings, Inc., a Delaware corporation (the "Borrower"), is party to the Amended and Restated Credit Agreement, dated as of October 7, 1994, with Landstar System, Inc., the Administrative Agent and the lenders parties thereto (as amended, the "Existing Credit Agreement");

                WHEREAS, the Existing Credit Agreement is being amended and restated pursuant to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among the Borrower, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lenders and the Administrative Agent (the "Credit Agreement");

               WHEREAS, in connection with the Existing Credit Agreement, the subsidiaries of the Borrower previously executed and delivered to the Administrative Agent the Amended and Restated Subsidiaries Guarantee, dated as of October 7, 1994 (the "Existing Subsidiaries Guarantee");

                WHEREAS, the Borrower owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor;

                WHEREAS, the Borrower and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

                WHEREAS, in connection with the Credit Agreement, the Subsidiary Guarantors, the Administrative Agent and the beneficiaries of the Existing Subsidiaries Guarantee wish to amend and restate the Existing Subsidiaries Guarantee as hereinafter set forth.

                NOW, THEREFORE, in consideration of the premises, each Subsidiary Guarantor and the Administrative Agent, with the consent of and for the ratable benefit of the Lenders, hereby agree that, effective as of the Closing Date, the Existing Subsidiaries Guarantee is hereby restated in its entirety as follows:

                1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

                "Guarantee" shall mean this Second Amended and Restated Subsidiaries Guarantee, as amended, supplemented or otherwise modified from time to time.

                "Obligations" shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Applications, any Interest Rate Protection Agreements entered into with any Lender in respect of the Loans, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement) or otherwise.

                2. Guarantee (a) Subject to the provisions of paragraph 0, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

        (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.

        (c) Each Subsidiary Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.

        (d) Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such

Subsidiary Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

        (e) No payment or payments made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Subsidiary Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full and the Commitments are terminated.

        (f) Each Subsidiary Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

                3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor's right of contribution shall be subject to the terms and conditions of Paragraph 5 hereof. The provisions of this Paragraph 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

                4. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, each Subsidiary Guarantor hereby irrevocably authorizes each Lender at any time and from time to time without notice to such Subsidiary Guarantor or any other Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of such Subsidiary Guarantor, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Subsidiary Guarantor to such Lender hereunder and claims of every nature and description of such Lender against such Subsidiary Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the Notes, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Lender agrees to notify such Subsidiary Guarantor promptly of any such set-off and the application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

                5. No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder or any set-off or application of funds of any of the Subsidiary Guarantors by any Lender, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Subsidiary Guarantor or any guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full and the Commitment is terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

                6. Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender and the Credit Agreement, the Notes, the other Loan Documents, any other collateral security document or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent and/or any Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any of the Subsidiary Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Subsidiary Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Subsidiary Guarantor or guarantor or any release of the Borrower or such other Subsidiary Guarantor or guarantor shall not relieve any of the Subsidiary Guarantors in respect of which a demand or collection is not made or any of the Subsidiary Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Subsidiary Guarantors. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                7. Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the Borrower or any of the Subsidiary Guarantors and the Administrative Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, the Notes, any other Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or such guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Subsidiary Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitment shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

                8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                9. Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-
off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A.

                10. Representations and Warranties. Each Subsidiary Guarantor hereby represents and warrants that the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Subsidiary Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower's knowledge shall, for the purposes of this paragraph, be deemed to be a reference to such Subsidiary Guarantor's knowledge.

                Each Subsidiary Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Subsidiary Guarantor on the date of each borrowing by the Borrower, and on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of borrowing or issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

                11. Covenants. Each Subsidiary Guarantor hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 6 or 7 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Subsidiary Guarantor or any of its Subsidiaries.

                12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                14. No Waiver; Cumulative Remedies. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of each Subsidiary Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each Subsidiary Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent and the Lenders in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

                16. Notices. All notices, requests and demands to or upon the Subsidiary Guarantors or the Administrative Agent or any Lender to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement or Schedule I hereto, as the case may be.

                17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                   LANDSTAR CAPACITY SERVICES, INC.

                                   LANDSTAR CARRIER SERVICES, INC.
                                   (fka Landstar Expedited, Inc.)
                                       112

                                   LANDSTAR CORPORATE SERVICES

                                   LANDSTAR EXPRESS AMERICA

                                   LANDSTAR GEMINI, INC.
                                   (fka Gemini Transportation Services, Inc.)

                                   LANDSTAR GEMINI ACQUISITION CORP.

                                   LANDSTAR INWAY, INC.
                                   (fka Independent Freightway, Inc.

                                   LANDSTAR LIGON, INC.
                                   (fka Ligon Nationwide, Inc.)

                                   LANDSTAR LOGISTICS, INC.
                                   (fka Landstar Transportation Service, Inc.)

                                   LANDSTAR POOLE
                                   (fka Poole Truck Line, Inc.)

                                   LANDSTAR RANGER, INC.
                                   (fka Ranger Transportation, Inc.)

                                   LANDSTAR T.L.C., INC.

                                   RISK MANAGEMENT CLAIM SERVICES, INC.

                                   SIGNATURE INSURANCE COMPANY




                                   By:  ______________________________________
                                        Title

                                                                  EXHIBIT A TO
                                                          SUBSIDIARY GUARANTEE



                      SUBSIDIARIES GUARANTEE SUPPLEMENT


Reference is made to the Second Amended and Restated Subsidiaries Guarantee, dated as of October 10, 1997 (as amended, supplemented or otherwise modified from time to time, the "Subsidiaries Guarantee"; terms defined therein being used herein as therein defined), made by the parties thereto in favor of The Chase Manhattan Bank, as administrative agent (in such capacity, the "Administrative Agent") for the lenders (the "Lenders") parties to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among Landstar System Holdings, Inc., Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the Lenders and the Administrative Agent.

                The undersigned hereby acknowledges that it has received and reviewed a copy of the Subsidiaries Guarantee, and hereby agrees, effective as of the date hereof:

        (a) to join the Subsidiaries Guarantee as a Subsidiary Guarantor party thereto;

        (b) to be bound by all covenants, agreements and acknowledgements attributable to a Subsidiary Guarantor in the Subsidiaries Guarantee;

        (c) to perform all obligations required of it as a Subsidiaries Guarantor by the Subsidiaries Guarantee; and

        (d) that the undersigned shall be deemed to be a Subsidiary Guarantor under the Credit Agreement and that Schedule 1.1(b) of the Credit Agreement is hereby supplemented by adding at the end thereof, under the heading "Subsidiary Guarantor", the name "[NAME OF NEW SUBSIDIARY]" and under the heading "Jurisdiction of Incorporation", the word "[STATE OF INCORPORATION]".

                The undersigned hereby represents and warrants that the representations and warranties with respect to it contained in, or made or deemed made by it in, Section 10 of the Subsidiaries Guarantee are true and correct on the date hereof.

                THIS SUBSIDIARIES GUARANTEE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                IN WITNESS WHEREOF, the undersigned has caused this Subsidiaries Guarantee Supplement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of this ___ day of _______________, _____.

                                  [NAME OF NEW SUBSIDIARY]


                                  By:_________________________________________
                                      Name:
                                      Title


Date:  ____________________, _______

ACCEPTED AND AGREED:

                                   LANDSTAR CAPACITY SERVICES, INC.

                                   LANDSTAR CARRIER SERVICES, INC.
                                   (fka Landstar Expedited, Inc.)

                                   LANDSTAR CORPORATE SERVICES, INC.

                                   LANDSTAR EXPRESS AMERICA, INC.

                                   LANDSTAR GEMINI, INC.
                                   (fka Gemini Transportation Services, Inc.)

                                   LANDSTAR GEMINI ACQUISITION CORP.

                                   LANDSTAR INWAY, INC.
                                   (fka Independent Freightway, Inc.

                                   LANDSTAR LIGON, INC.
                                   (fka Ligon Nationwide, Inc.)

                                   LANDSTAR LOGISTICS, INC.
                                   (fka Landstar Transportation Service, Inc.)

                                   LANDSTAR POOLE, INC.
                                   (fka Poole Truck Line, Inc.)

                                   LANDSTAR RANGER, INC.
                                   (fka Ranger Transportation, Inc.)

                                   LANDSTAR T.L.C., INC.

                                   RISK MANAGEMENT CLAIM SERVICES, INC.

                                   SIGNATURE INSURANCE COMPANY


                                  By:_________________________________________
                                      Title:

                                                                EXHIBIT C-3 TO
                                                              CREDIT AGREEMENT


                             FORM OF L/C GUARANTEE


L/C GUARANTEE, dated as of October 10, 1997, by LANDSTAR SYSTEM, INC., a Delaware corporation (the "Guarantor"), in favor of THE CHASE MANHATTAN BANK, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders (the "Lenders") that are parties to the Credit Agreement described below.


                            W I T N E S S E T H :


                WHEREAS, the Subsidiary Guarantors (as listed on Schedule I hereto) are parties to the Amended and Restated Credit Agreement, dated as of October 7, 1994, with Landstar System Holdings, Inc., the Guarantor, the Administrative Agent and the lenders parties thereto (the "Existing Credit Agreement");

                WHEREAS, the Existing Credit Agreement is being amended and restated pursuant to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among Landstar System Holdings, Inc., the Guarantor, the Subsidiaries of the Borrower signatories thereto, the Lenders and the Administrative Agent (the "Credit Agreement");

                WHEREAS, the Guarantor owns directly or indirectly all of the issued and outstanding stock of each Subsidiary Guarantor and expects to derive substantial benefits from the Credit Agreement;

                NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective loans to the Borrower under the Credit Agreement, the Guarantor hereby agrees with the Administrative Agent, for the for the ratable benefit of the Lenders, as follows:


                1. Defined Terms. As used in this Guarantee, terms defined in the Credit Agreement are used herein as therein defined, and the following terms shall have the following meanings:

                "Guarantee" shall mean this L/C Guarantee, as amended, supplemented or otherwise modified from time to time.

                "Obligations" shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the respective Subsidiary Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the respective Subsidiary

        Guarantor to the Administrative Agent or the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Letters of Credit, the Applications entered into with the Issuing Lender in respect of the Loans, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, the Issuing Lender or any L/C Participant that are required to be paid by the Respective Subsidiary Guarantor pursuant to the terms of the Credit Agreement) or otherwise.

                2. Guarantee (a) The Guarantor hereby unconditionally and irrevocably, guarantees to the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors, indorsees, transferees and assigns, the prompt and complete payment by the respective Subsidiary Guarantor when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay any and all expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, the Issuing Lender or any L/C Participant in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee.

                (b) No payment or payments made by any Subsidiary Guarantor, the Guarantor or any other Person or received or collected by the Administrative Agent, the Issuing Lender or any L/C Participant from any Subsidiary Guarantor, the Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by the Guarantor in respect of the Obligations or payments received or collected from the Guarantor in respect of the Obligations, remain liable for the Obligations until the Obligations are paid in full and the Commitment is terminated.

                (c) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent, the Issuing Lender or any L/C Participant on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.

                3. Right of Set-off. Upon the occurrence of any Event of Default specified in the Credit Agreement, the Guarantor hereby irrevocably authorizes the Issuing Lender or any L/C Participant at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Issuing Lender or such L/C

Participant to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Issuing Lender or such L/C Participant may elect, against and on account of the obligations and liabilities of the Guarantor to the Issuing Lender or such L/C Participant hereunder and claims of every nature and description of the Issuing Lender or such L/C Participant against the Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, the other Loan Documents or otherwise, as such Lender may elect, whether or not the Administrative Agent, the Issuing Lender or any L/C Participant has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Issuing Lender and each L/C Participant agree to notify the Guarantor promptly of any such set-off and the application made by the Issuing Lender or such L/C Participant, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Lender and each L/C Participant under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Lender and such L/C Participant may have.

                4. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Administrative Agent, the Issuing Lender or any L/C Participant against the Company or against the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against any Subsidiary Guarantor or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of any Subsidiary Guarantor to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee and the payment in full of the Obligations and the termination of the Commitments.

                5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, Issuing Lender or any L/C Participant may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Issuing Lender or any L/C Participant and the Credit Agreement, the other Loan Documents or other guarantee or document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, the Issuing Lender and/or any L/C Participant may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, the Issuing Lender or any L/C Participant for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against the Guarantor, the Administrative Agent, the Issuing Lender or any L/C Participant may, but shall be under no obligation to, make a similar demand on the respective Subsidiary Guarantor or any guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from such respective Subsidiary Guarantor or such other guarantor or any release of such respective Subsidiary Guarantor or such other guarantor shall not relieve the Guarantor, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

                6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent, the Issuing Lender or any L/C Participant upon this Guarantee or acceptance of this Guarantee, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between the respective Subsidiary Guarantor or the Guarantor and the Administrative Agent, the Issuing Lender or any L/C Participant shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the respective Subsidiary Guarantor or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to
(a) the validity, regularity or enforceability of the Credit Agreement, any other Loan Document, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Issuing Lender or any L/C Participant, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the respective Subsidiary Guarantor against the Administrative Agent, the Issuing Lender or any L/C Participant, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the respective Subsidiary Guarantor or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the respective Subsidiary Guarantor for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent, the Issuing Lender and any L/C Participant may, but shall be under no obligation to, pursue such rights and remedies as it may have against the respective Subsidiary Guarantor or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Issuing Lender or any L/C Participant to pursue such other rights or remedies or to collect any payments from the respective Subsidiary Guarantor or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the respective Subsidiary Guarantor or any such other Person or any such guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Issuing Lender or any L/C Participant against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitment shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the respective Subsidiary Guarantor may be free from any Obligations.

                7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Issuing Lender or any L/C Participant upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the respective Subsidiary Guarantor or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the respective Subsidiary Guarantor or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

                8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in U.S. Dollars at the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, U.S.A.

                9. Representations and Warranties. The Guarantor hereby represents and warrants that the representations and warranties set forth in
Section 4 of the Credit Agreement as they relate to the Guarantor, each of which is hereby incorporated herein by reference, are true and correct, and the Administrative Agent, the Issuing Lender and each L/C Participant shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the respective Subsidiary Guarantor's knowledge shall, for the purposes of this paragraph, be deemed to be a reference to the Guarantor's knowledge.

                10. The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of issuance of each Letter of Credit, under the Credit Agreement on and as of such date of issuance as though made hereunder on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

                11. Covenants. The Guarantor hereby agrees that, from and after the Closing Date and so long as any Letter of Credit remains outstanding and unpaid or any other amount is owing to the Issuing Lender, any L/C Participant or the Administrative Agent under the Credit Agreement or any other Loan Document, the Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 6 or 7 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of the Guarantor or any of its Subsidiaries.
                                       120

                12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                14. No Waiver; Cumulative Remedies. Neither the Administrative Agent, the Issuing Lender nor any L/C Participant shall by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any L/C Participant, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Issuing Lender or any L/C Participant of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Issuing Lender or such L/C Participant would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

                15. Integration; Waivers and Amendments; Successors and Assigns; Governing Law. This Guarantee and the other Loan Documents represent the agreement of the Guarantor with respect to the subject matter hereof, and there are no promises or representations by the Administrative Agent, the Issuing Lender or any L/C Participant relative to the subject matter hereof not reflected herein or in the other Loan Documents. None of the terms or provisions of this Guarantee may be waived, amended or supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Administrative Agent, provided that any provision of this Guarantee may be waived by the Administrative Agent, the Issuing Lender and the L/C Participants in a letter or agreement executed by the Administrative Agent or by telex or facsimile transmission from the Administrative Agent. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Administrative Agent, the Issuing Lender and the L/C Participants and their respective successors and assigns. This Guarantee shall be governed by and be construed and interpreted in accordance with the law of the State of New York.

                16. Notices. All notices, requests and demands to or upon the Guarantor or the Administrative Agent, the Issuing Lender or any L/C Participant to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of mail, 3 days after deposit in the postal system, first class postage prepaid, or, in the case of telecopy notice, when received, addressed to a party at the address set forth in the Credit Agreement, in the case of the Administrative Agent, the Issuing Lender or the L/C Participants or, in the case of the Guarantor, to the following address:

                                Landstar System, Inc.
                                4160 Woodcock Drive
                                Jacksonville, Florida 32207
                                Attention: Chief Financial Officer
                                Telecopy: (904) 390-1323

                17. Counterparts. This Guarantee may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


                IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.


                                  LANDSTAR SYSTEM HOLDINGS, INC.



                                 By:__________________________________________
                                 Title:

                                                                  EXHIBIT D TO
                                                              CREDIT AGREEMENT


                        FORM OF BORROWING CERTIFICATE


                This Borrowing Certificate is delivered to you by the undersigned pursuant to subsection 5.1(c) of the Second Amended and Restated Credit Agreement, dated as of October 10, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Landstar System Holdings, Inc. (the "Borrower"), Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, certain Lenders parties thereto and The Chase Manhattan Bank, as Administrative Agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

                The undersigned, being the duly elected and acting Vice President and Secretary, respectively, of the Borrower, hereby certify to the Administrative Agent and the Lenders that:

                i. The representations and warranties of the Borrower and the Parent set forth in the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are correct in all material respects on and as of the date hereof as if made on and as of such date (or, if stated to relate to an earlier date, as of such earlier date).

                ii. Immediately prior to and immediately after the making of the extensions of credit under the Credit Agreement on the Closing Date, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

                iii. On and as of the date hereof, no strikes or other labor disputes are pending or, to the knowledge of the undersigned, threatened against the Parent, the Borrower or any of its Subsidiaries, and neither the Parent, the Borrower nor any of its Subsidiaries are in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with labor or employment matters (including, without limitation, employee benefits) that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.

                In witness whereof, we have hereto set our names on this __th day of October, 1997.


                                  ____________________________________________
                                  Name:
                                  Title:

                                  ____________________________________________
                                  Name:
                                  Title:

                                                                EXHIBIT E-1 TO
                                                              CREDIT AGREEMENT


                   FORM OF OPINION OF DEBEVOISE & PLIMPTON



                                                              October 10, 1997



The Chase Manhattan Bank,
  as Administrative Agent
  under the Credit Agreement referred to below
270 Park Avenue
New York, New York  10017

Each of the lenders named in Annex A
  attached hereto that are parties
  to the Credit Agreement referred to below

                We have acted as special counsel for Landstar System Holdings, Inc., a Delaware corporation (the "Borrower"), Landstar System, Inc., a Delaware corporation (the "Parent"), and the subsidiaries of the Borrower listed on Schedule I hereto (the "Borrower's Subsidiaries") in connection with the preparation, execution and delivery of (a) the Second Amended and Restated Credit Agreement, dated as of October 10, 1997 (the "Credit Agreement"), among the Borrower, the Parent, the lenders parties thereto (the "Lenders") and The Chase Manhattan Bank, as Administrative Agent (in such capacity, the "Administrative Agent"), (b) the Notes referred to in the Credit Agreement and
(c) the other Loan Documents (as defined below).

                The opinions expressed below are furnished to you pursuant to subsection 5.1(1)(i) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined. As used herein, the following terms shall have the following meanings: The term "Loan Documents" means the Credit Agreement, the Notes and the Guarantees. The term "Delaware Subsidiaries" means Landstar Capacity Services, Inc., Landstar Carrier Services, Inc., Landstar Corporate Services, Inc., Landstar Gemini, Inc., Landstar Gemini Acquisition Corp., Landstar Inway, Inc., Landstar Ligon, Inc., Landstar Logistics, Inc., Landstar Ranger, Inc. and Landstar T.L.C., Inc., each a Delaware corporation. The term "DGCL" means the General Corporation Law of the State of Delaware as in the effect on the date hereof.

               In arriving at the opinions expressed below,

               1) we have examined and relied on the following (including, but not limited to, the representations and warranties contained therein):

                         (a) originals, or copies certified or otherwise
               identified to our satisfaction, of the Credit Agreement, the Notes issued today pursuant thereto and the Guarantees, and

The Chase Manhattan Bank,
  as Administrative Agent
  under the Credit Agreement referred to below
270 Park Avenue
New York, New York  10017

Each of the lenders named in Annex A
  attached hereto that are parties
  to the Credit Agreement referred to below

                                                              October 10, 1997


                         (b) such corporate documents and records of the
               Borrower, the Parent, the Borrower's Subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Borrower, the Parent, the Borrower's Subsidiaries and other Persons as we have deemed necessary or appropriate for the purposes of this opinion; and

                         (2) we have made such investigations of law as we
have deemed appropriate as a basis for this opinion.

                         In rendering the opinions expressed below, we have
assumed, with your permission, without independent investigation or inquiry,
(a) the authenticity of all documents submitted to us as originals, (b) the genuineness of all signatures on all documents that we examined, (c) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies and (d) the due authorization, execution and delivery of the Loan Documents by each party thereto.

                         Based upon and subject to the foregoing and the
qualifications hereinafter set forth, we are of the opinion that:

                         1.  Each of the Parent, the Borrower and the Delaware
Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                         2.  Each of the Parent, the Borrower and the Delaware
Subsidiaries has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow thereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

                         3.  No consent or authorization of, approval by,
notice to, or filing with, any Federal, New York or Delaware (insofar as the DGCL is concerned) court or governmental authority is required to be obtained or made on or prior to the date hereof by the Parent, the Borrower or any of the Borrower's Subsidiaries, as the case may be, in connection with its respective execution, delivery or performance of the Loan Documents to which it is today a party or, in the case of the Borrower, with the borrowings today under the Credit Agreement, or in connection with the validity or enforceability against it of the Loan Documents to which it is today a party, except for (a) any consents, authorizations, approvals, notices and filings

The Chase Manhattan Bank,
  as Administrative Agent
  under the Credit Agreement referred to below
270 Park Avenue
New York, New York  10017

Each of the lenders named in Annex A
  attached hereto that are parties
  to the Credit Agreement referred to below

                                                              October 10, 1997


that have been obtained or made and (b) those consents, authorizations, approvals, notices and filings that if not made, obtained or done, would not, to our knowledge, have a Material Adverse Effect.

                         4.  The execution, delivery and performance by the
Parent, the Borrower or any of the Borrower's Subsidiaries of the Loan Documents to which it is today a party, and, in the case of the Borrower, the borrowings today and other extensions of credit under the Credit Agreement, will not conflict with, or result in a violation of, or result in, or require, the creation or imposition of any Lien (other than Liens permitted by the Credit Agreement) on any of its or their respective properties or revenues under, any existing law, rule or regulation known to us to be applicable to the Parent, the Borrower or any of the Borrower's Subsidiaries or any of their material properties, except in each case, for such violations that to our knowledge would not have a Material Adverse Effect.

                         5. Each of the Credit Agreement and the other Loan
Documents to which the Parent, the Borrower and the Borrower's Subsidiaries is today a party constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its respective terms.

                         6.  No Loan Party is an "investment company", or a
company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                         Our opinions set forth in paragraphs 2, 3, 4 and 5
above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights or remedies generally, and (b) general equitable principles (whether considered in a proceeding in equity or at law). Our opinions set forth in paragraphs 2, 3, 4 and 5 above are also subject to the effects of (i) an implied covenant of good faith, reasonableness and fair dealing, (ii) applicable laws and interpretations which may affect the validity or enforceability of certain remedies provided for in the Loan Documents, which limitations, however, do not, in our opinion, make the remedies provided for therein inadequate for the practical realization of the rights and benefits intended to be provided hereby (subject to the other qualifications expressed herein), and (iii) limitations on enforceability of rights to indemnification under securities laws or regulations or to the extent any indemnification would violate public policy. We express no opinion as to (1) Section 10.12(a) of the Credit Agreement and any similar provision in any other Loan Document, insofar as such provisions relate to the subject matter jurisdiction of the United States District Court
                                       126

The Chase Manhattan Bank,
  as Administrative Agent
  under the Credit Agreement referred to below
270 Park Avenue
New York, New York  10017

Each of the lenders named in Annex A
  attached hereto that are parties
  to the Credit Agreement referred to below

                                                              October 10, 1997


for the Southern District of New York to adjudicate any controversy, (2) the waiver of inconvenient forum set forth in Section 10.12(b) of the Credit Agreement and any similar provision in any other Loan Document and (3) as to acceptance by a Federal or other court located in the State of New York of jurisdiction in a dispute arising under any Loan Document.

                         We express no opinion as to any matter relating to
the execution, delivery or performance of the Credit Agreement by the Insurance Subsidiary or as to whether the Credit Agreement constitutes a legal, valid or binding obligation of the Insurance Subsidiary or is enforceable against the Insurance Subsidiary in accordance with its terms.

                         We express no opinion as to the effect of, or
compliance with, any provisions of Delaware or New York law restricting dividends, loans or other distributions by a corporation or for the benefit of its stockholders, or any Federal or State securities laws, rules or regulations, including without limitation, as to the effect thereof on the validity, binding effect or enforceability of any of the Loan Documents.

                         We express no opinion as to the laws of any
jurisdiction other than the laws of the State of New York, the DGCL and the Federal laws of the United States of America.

                         The opinions expressed herein are solely for your
benefit and, without our prior consent, neither our opinion nor this opinion letter may be disclosed publicly to or relied upon by any other person.

                                       Very truly yours,

                                                                       ANNEX A


                                   LENDERS


 1.     The Chase Manhattan Bank, as Administrative Agent and as a Lender

 2.     ABN Amro Bank N.V.

 3.     Amsouth Bank

 4.     BankBoston, N.A.

 5.     The Bank of New York

 6.     Barnett Bank, N.A.

 7.     First Union National Bank

 8.     Fleet National Bank

 9.     The Long-Term Credit Bank of Japan, Limited,
          New York Branch

10.     NationsBank, N.A.

11.     PNC Bank, N.A.

12.     SunTrust Bank, North Florida, N.A.

                                                                    Schedule I


                           BORROWER'S SUBSIDIARIES


Landstar Capacity Services, Inc.

Landstar Carrier Services, Inc.

Landstar Corporate Services, Inc.

Landstar Express America, Inc.

Landstar Gemini Acquisition Corp.

Landstar Gemini, Inc.

Landstar Inway, Inc.

Landstar Ligon, Inc.

Landstar Logistics, Inc.

Landstar Poole, Inc.

Landstar Ranger, Inc.

Landstar T.L.C., Inc.

Risk Management Claim Services, Inc.

Signature Insurance Company

                                                                EXHIBIT E-2 TO
                                                              CREDIT AGREEMENT

                     FORM OF OPINION OF BORROWER COUNSEL

October 10, 1997




To the Parties named on
  Annex A hereto

Ladies and Gentlemen:

                  I am Vice President, General Counsel and Secretary of Landstar System Holdings, Inc., a Delaware corporation (the "Borrower") and of Landstar System, Inc., a Delaware corporation (the "Parent"), and the subsidiaries of the Borrower listed on Schedule I hereto (the "Borrower's Subsidiaries") and as such I am delivering this opinion in connection with the transactions contemplated by the Second Amended and Restated Credit Agreement, dated as of October 10, 1997 (the "Credit Agreement"), among the Borrower, the Parent, the lenders parties thereto (the "Lenders") and The Chase Manhattan Bank, as Administrative Agent (in such capacity, the "Administrative Agent").

                  This opinion is delivered to you pursuant to subsection 5.1(l)(ii) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined. As used herein, "Loan Documents" shall mean the Credit Agreement, the Notes and the Guarantees.

                  In connection with this opinion, I have examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Credit Agreement and the other Loan Documents and upon the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as I have deemed necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness of all signatures of, and the authority of, persons signing the Loan Documents on behalf of the parties thereto other than the Loan Parties and the authenticity of all documents submitted to me as certified, conformed or Photostat copies.

                  Based on the foregoing, and subject to the qualifications expressed below, I am of the following opinion:

                  1     each of the Parent, the Borrower and the Borrower's
Subsidiaries (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse
Effect.
                                       130

To the Parties named on
  Schedule I hereto
                                                               October 10,1997


                  2        Each of the Parent, the Borrower, Landstar Express
America, Inc., Landstar Poole, Inc. and Risk Management Claim Services, Inc. has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow thereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize its borrowings today and other extensions of credit on the terms and conditions of the Credit Agreement and the Notes.

                  3        To my knowledge, no consent or authorization of,
approval by, notice to, or filing with, any Governmental Authority of the United States or any State thereof or any other Person is required to be obtained or made on or prior to the date hereof by the Parent, the Borrower or any of its Subsidiaries, as the case may be, in connection with its respective execution, delivery or performance of the Loan Documents to which it is today a party or, in the case of the Borrower, with the borrowings today or other extensions of credit under the Credit Agreement, or in connection with the validity or enforceability against it of the Loan Documents to which it is today a party except for (a) any consents, authorizations, approvals, notices and filings that have been obtained or made and (b) those consents, authorizations, approvals, notices and filings that if not made, obtained or done, would not, to my knowledge, have a Material Adverse Effect.

                  4        Each of the Loan Documents to which the Parent, the
Borrower and the Subsidiaries is today a party has been duly executed and delivered on behalf of such party.

                  5        The execution, delivery and performance by the
Parent, the Borrower, Landstar Express America, Inc., Landstar Poole Inc. or Risk Management Claim Services, Inc. of the Loan Documents to which it is today a party, and the borrowings and other extensions of credit under the Credit Agreement will not conflict with, or result in a violation of, or result in, or require, the creation or imposition of any Lien (other than Liens permitted by the Credit Agreement) on any of its or their respective properties or revenues under (a) the certificate of incorporation or by-laws of the Parent, the Borrower or any Subsidiary, (b) any material Requirement of Law that to my knowledge is applicable to or binding upon the Parent, the Borrower or any of its Subsidiaries, or (c) any material Contractual Obligation of which I have knowledge applicable to or binding upon the Parent, the Borrower or any of its Subsidiaries.

                  6        To my knowledge, after due inquiry, except as
disclosed in the most recent Report on Form 10-K of the Parent for the year ended December 31, 1996, as filed with the Securities and Exchange Commission and all of the Reports on Form 10-Q filed by the Parent with the Securities and Exchange Commission since the filing of such Report on Form 10-K, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against the Parent, the Borrower or any of its Subsidiaries or against any of its or their respective

To the Parties named on
  Schedule I hereto
                                                               October 10,1997


properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

                  I express no opinion as to any matter relating to the execution, delivery or performance of the Credit Agreement by the Insurance Subsidiary or as to whether the Credit Agreement constitutes a legal, valid or binding obligation of the Insurance Subsidiary or is enforceable against the Insurance Subsidiary in accordance with its terms.

                  I express no opinion as to the laws of any jurisdiction other than the laws of the State of Indiana, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

                  The opinions expressed herein are solely for your benefit and, without my prior consent, neither my opinion nor this opinion letter may be circulated, furnished or disclosed to or relied upon by any other person.

                                       Very truly yours,



                                       Michael L. Harvey

                                                                       ANNEX A


                                   LENDERS


 1.     The Chase Manhattan Bank, as Administrative Agent and as a Lender

 2.     ABN Amro Bank N.V.

 3.     Amsouth Bank

 4.     BankBoston, N.A.

 5.     The Bank of New York

 6.     Barnett Bank, N.A.

 7.     First Union National Bank

 8.     Fleet National Bank

 9.     The Long-Term Credit Bank of Japan, Limited,
          New York Branch

10.     NationsBank, N.A.

11.     PNC Bank, N.A.

12.     SunTrust Bank, North Florida, N.A.

                                                                    Schedule I


                           BORROWER'S SUBSIDIARIES


Landstar Capacity Services, Inc.

Landstar Carrier Services, Inc.

Landstar Corporate Services, Inc.

Landstar Express America, Inc.

Landstar Gemini Acquisition Corp.

Landstar Gemini, Inc.

Landstar Inway, Inc.

Landstar Ligon, Inc.

Landstar Logistics, Inc.

Landstar Poole, Inc.

Landstar Ranger, Inc.

Landstar T.L.C., Inc.

Risk Management Claim Services, Inc.

Signature Insurance Company

                                                                  EXHIBIT F TO
                                                              CREDIT AGREEMENT


                       FORM OF ASSIGNMENT AND ACCEPTANCE

                  Reference is made to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Landstar System Holdings, Inc., a Delaware corporation (the "Borrower"), Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the lenders from time to time parties thereto (the "Lenders") and The Chase Manhattan Bank, as agent (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein are so used as so defined and the meanings assigned to terms defined herein or in the Credit Agreement shall be equally applicable to both the singular and plural forms of such terms. This Assignment and Acceptance, between the Assignor (as set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as set forth on Schedule 1 hereto and made a part hereof) and for the benefit of the Borrower and the Administrative Agent, is dated as of the Transfer Effective Date (as set forth on Schedule 1 hereto and made a part hereof, the "Transfer Effective Date").

        1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date, a ___% interest (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement with respect to each credit facility contained in the Credit Agreement as are set forth on Schedule 1 (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on Schedule 1; provided, however, it is expressly understood and agreed that the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor's rights and obligations under subsections 2.14, 2.15 and 2.16 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Transfer Effective Date, including, without limitation the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Transfer Effective Date and (iii) both Assignor and Assignee shall be entitled to the benefits of subsection 10.5 of the Credit Agreement.

        2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, any of its Subsidiaries or any other obligor or the performance or observance by the Parent, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the Notes held by it evidencing the Assigned Facilities and requests that the Administrative Agent exchange such Notes for new Notes payable to the Assignor (if the Assignor has retained any interest in the Assigned Facility) and new Notes payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

         3. The Assignee, for the benefit of the Assignor, the Administrative Agent and the Borrower, (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 4.1 and 6.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including,
(A) if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to subsection 2.15 of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement and (B) if it is organized under the laws of the United States or a state thereof, its obligation pursuant to subsection 2.15 of the Credit Agreement to deliver a written statement to that effect.

         4. Following the execution of this Assignment and Acceptance, it will be delivered to the Borrower and the Administrative Agent, together with payment to the Administrative Agent of a registration and processing fee of $3,500, for acceptance by the Borrower and the Administrative Agent, which acceptance shall not be unreasonably withheld, and recording by the Administrative Agent pursuant to subsections 10.6(d) and 10.6(e) of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Borrower and the Administrative Agent of the executed Assignment and Acceptance).

          5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.
                                       136

          6. From and after the Transfer Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations, and release the Borrower from its obligations to the Assignor (other than with respect to indemnities which by their terms survive repayment of the Notes under the Credit Agreement).

         7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.


                IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment and Acceptance relating to the Second Amended and Restated Credit Agreement, dated as of October 10, 1997, among Landstar System Holdings, Inc., a Delaware corporation, Landstar System, Inc., the Subsidiaries of the Borrower signatories thereto, the lenders from time to time parties thereto and The Chase Manhattan Bank, as administrative agent (the "Credit Agreement")

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:


                                               Percentage (as defined
                                               in the Credit Agreement)
Assigned                    Commitment                Assigned (to at least)
Facility                    Amount Assigned           fifteen decimals)
--------                    ---------------           ----------------------

Tranche A Revolving Credit
  Commitments

Tranche B Revolving Credit
  Commitments



Accepted:
---------

LANDSTAR SYSTEM HOLDINGS, INC.


By:____________________________________
    Name:
    Title:

THE CHASE MANHATTAN BANK,              [ASSIGNEE]
as Administrative Agent


By:_______________________________     By:____________________________________
    Name:                                  Name:
    Title:                                 Title:



                                   [ASSIGNOR]



                                   By:_____________________________________
                                      Name:
                                      Title: